UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Exchange Act of 1934

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Thor Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THOR INDUSTRIES 2014

Notice of 2014 Annual Meeting of Shareholders & Proxy Statement

Dear Fellow Shareholders of Thor Industries:
Peter B. Orthwein Executive Chairman Andrew E. Graves J. Allen Kosowsky Alan Siegel James L. Ziemer

We are pleased to report Thor’s Fiscal Year 2014 results in this year’s Proxy Statement. At Thor, we, as the Board of Directors, strive to provide transparency to you, our Shareholders, as we govern with the goal of realizing sustainable growth that delivers long-term value to our Shareholders. Our focus is on overseeing Thor’s strategy, risk management, compliance, talent development, and succession planning. We were pleased, and believe our Shareholders should be as well, with Thor’s results for this fiscal year.

In 2014, our efforts, as well as the efforts of Thor’s management team and employees, produced record results in both sales and profitability and allowed us to maintain Thor’s unbroken streak of years of profitability. During the year, we exceeded last year’s record level of total sales from continuing operations by almost 9%. Management’s implementation of our strategic plan led to a third straight year of record sales and improved margins, resulting in our best year of fully diluted earnings per share in Thor’s rich history. Based on these results, we believe that our Shareholders should be pleased with our Fiscal Year 2014 performance.

During Fiscal Year 2014, we made important strategic decisions to acquire the assets of Livin’ Lite RV, Inc. and Bison Coach, LLC and the equity interests of K.Z., Inc. as we continued to focus on the thriving RV market. Even though it is only a few years old, Livin’ Lite RV has already established itself as a pioneer in the RV industry by offering the only all aluminum, lightweight trailers in our industry. Bison Horse Trailers is well-established as a leader in the horse trailer market, and is one of only two companies that builds its own living quarters for its trailers. K.Z. has a 40 year history of success driven by an incredibly strong dealer body and led by a well-established management team. These acquisitions position Thor to deliver increased returns to you, our Shareholders.

We also continued our focus on corporate governance in 2014. During the year, we transitioned our lead director role from Geoffrey A. Thompson to Jan H. Suwinski. Jeff served our Company as lead director admirably for a number of years. Jan’s experience and background enable him to continue to lead the Company on the path that Jeff helped establish. Also, in 2014, as part of our Board’s succession plan, we invited Wilson Jones to become a member of our Board. Wilson’s background and experience uniquely qualify him to add value to our Board. Wilson currently serves as President and Chief Operating Officer of Oshkosh Corporation, a publicly-traded company, where he engages in board matters with Oshkosh’s outstanding board of directors.

As we look ahead to the opportunities of Fiscal Year 2015 and beyond, our plan is to continue serving our customers with innovative products built with the very best quality and value our industry offers. We will also continue to guide management as it executes our strategic plan and works toward our goal of continued growth of shareholder return.

As Thor’s Board, we state with confidence that we have a well-designed strategic plan and outstanding leadership at Thor.

We hope to see you at the Meeting. We thank you--our Shareholders--for the trust and confidence that each of you have in Thor.

The Board of Directors of Thor Industries, Inc.

Jan H. Suwinski Lead Director Wilson Jones Robert W. Martin Geoffrey A. Thompson

November 3, 2014

Dear Fellow Shareholders:

I am pleased to invite you to attend our Annual Meeting of Shareholders that will be held on December 9, 2014, commencing at 1:00 p.m., Eastern Standard Time, at The Cornell Club, 6 East 44th Street, New York, NY 10036. We hope that you will attend our Meeting. In the event that you cannot attend, we strongly urge you to vote your shares by completing the enclosed proxy card and submitting it as instructed.

Thor Industries values the input of its Shareholders tremendously. Your vote, every vote, is important to us. Please take the time to review our Proxy Statement and submit your votes. I thank you for your support of our Company.

Sincerely,

Peter B. Orthwein

Executive Chairman of the Board

PROXY SUMMARY

This summary highlights the information contained in our Fiscal Year 2014 Proxy Statement. While it does not contain all of the information in this Proxy Statement, it provides an overview of the information discussed herein. You should carefully review the entire Proxy Statement before voting.

VOTING MATTERS:	Board Recommendation

PROPOSAL 1: ELECTION OF DIRECTORS
Directors up for Election:

J. Allen Kosowsky: Mr. Kosowsky has been a director since 2010. He is the current chair of our Nominating and Corporate Governance Committee and a member of our Audit Committee, and is considered an “audit committee financial expert”. Mr. Kosowsky is a certified public accountant who is the head of his own advisory firm. Mr. Kosowsky has and continues to serve on several boards and committees in addition to ours. He is a well qualified individual and an asset to our Board.

☑ “FOR”

Jan H. Suwinski: Mr. Suwinski has been a director since 1999 and has served as our lead independent director since December of 2013. Mr. Suwinski is a Clinical Professor of Management and Operations at the Samuel Curtis Johnson Graduate School of Management at Cornell University. Mr. Suwinski is the current chair of our Compensation and Development Committee and a current member of our Audit Committee, on which he previously served as Chairman. Mr. Suwinski served in a variety of managerial roles at Corning, Incorporated, a global manufacturing company. From 1990 to 1996, Mr. Suwinski was Executive Vice President, Opto Electronics Group at Corning, Incorporated and, from 1992 to 1996, Mr. Suwinski was Chairman of Siecor, a Siemens/Corning joint venture. Mr. Suwinski has and continues to serve on several boards and with his management experience and public company expertise continues to be an asset to our Board.

☑ “FOR”

Wilson Jones: Mr. Jones joined our Board as a director effective August 1, 2014. Mr. Jones is the current President and Chief Operating Officer of Oshkosh Corporation. Mr. Jones has spent much of his career involved with specialty vehicles. Mr. Jones is required to run for election at the first scheduled election of directors after joining our Board. His history of successfully developing new products, managing cyclical businesses, overseeing international operations, and implementing operational disciplines make him a great asset to our Board.

☑ “FOR”

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2015	☑ “FOR”

PROPOSAL 3: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“NEO”s)	☑ “FOR”

GOVERNANCE HIGHLIGHTS

Good corporate governance is essential to the continued long term success of our business. The following list identifies certain governance practices at Thor in Fiscal Year 2014:

•      7 of our 9 Directors are Independent

•      Independent Lead Director

•      Annual Board Self Assessment

•      Independent Directors Meet Without

        Management Present

•      Clawback Policy: Return of Incentive

        Compensation Under Certain

        Circumstances

•      Share Ownership and Retention

        Guidelines for Directors and Officers

•      Anti-Hedging, Short Sale, and Pledging

        Policies

•      Board Committee Possess Right to Hire

        Advisors

•      No Directors Serve on Excessive

        Number of Outside Boards

•      No Poison Pill or Similar Feature

•      Appropriate Mix of Lesser and Longer

        Tenured Board Members

•      Bifurcated Chairman and CEO Roles

•      Board Committees Comprised Entirely of

        Independent Members of the Board

•      Executives Do Not Sit on Outside Boards

        of Commercial Entities

•      All Directors Attended 100% of Board

        Meetings In Fiscal Year 2014

•      Disclosure of Company Governance

        Guidelines

•      No Director or Officer Involved in a

        Related Party Transaction in Fiscal Year

        2014

FISCAL YEAR 2014 SELECT PERFORMANCE AND COMPENSATION HIGHLIGHTS

Business Performance

•      Revenue from Continuing Operations

        Increased by 9% Compared to Fiscal

        Year 2013

•      Earnings from Continuing Operations

        Increased by 16% Compared to Fiscal

        Year 2013

•      Key Strategic Acquisitions of K.Z., Inc.

        and the Assets of Livin’ Lite RV, Inc. and

        Bison Coach, LLC

Return to our Shareholders

•      Returned $102  Million to our Shareholders

        Through Quarterly and Special Dividends

•      Two Year  Stock price appreciation of over

        91%

•      Announced Increase of our Quarterly

        Dividend by 28%

Alignment Between Pay and Performance

Thor has long utilized a compensation plan heavily reliant upon variable incentives determined by the Company’s earnings, resulting in a strong linkage between pay and performance.

In Fiscal Year 2014, a predominant percentage of our CEO and other NEO pay was variable incentive pay as demonstrated by the following charts:

Key Compensation Actions Taken in Fiscal Year 2014

•	No Increase in Base Salary or Incentive Metrics for our CEO, Mr. Martin, or our Executive Chairman, Mr. Orthwein

•

Increases in Base Salaries to Better Align Pay to Benchmarks and to Award Performance Given to our Vice President and Chief Financial Officer, Mrs. Zuhl, and our Senior Vice President, General Counsel, and Corporate Secretary, Mr. Woelfer

•	Use of Compensation Advisor Firm, Towers Watson, for Benchmarking

Auditors

We ask that Shareholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2015. Below is summary information about Deloitte’s fees for services provided in Fiscal Years 2014 and 2013:

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees	$1,377,200	$1,297,354
Audit-Related Fees	—	—

Subtotal	$1,377,200	$1,297,354
Tax Fees	$469,200	$534,500
All Other Fees	—	—

Total Fees	$1,846,400	$1,831,854

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF THOR INDUSTRIES, INC.

Important Notice Regarding the Availability of Proxy Materials for the Thor Industries, Inc. Annual Meeting

of Shareholders to be Held on December 9, 2014

The Proxy Statement and Annual Report on Form 10-K are available at www.edocumentview.com/tho

Time and Date:	1:00 p.m., Eastern Standard Time, Tuesday, December 9, 2014
Place:	The Cornell Club
6 East 44th Street, New York, NY 10036

AGENDA:

1.	Election of directors named in the Proxy Statement;

2.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our Fiscal Year 2015;

3.	Advisory vote to approve named executive officer compensation; and

4.	Transaction of other business that may properly come before the Meeting.

BOARD OF DIRECTORS RECOMMENDATIONS: The Board of Directors recommends a vote “FOR” items 1, 2, and 3.

Record Date:	You are entitled to vote at the Meeting if you were a holder of record of Thor Industries, Inc. stock, $0.10 par value (“Common Stock”), at the close of business on October 20, 2014.

Proxy Voting:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please submit your vote as soon as possible so that your shares may be represented at our Meeting. You may submit your vote by internet, by telephone, or by completing and mailing the enclosed proxy card or voting instruction form.

Admission:

If you plan to attend the Annual Meeting, please mark the box on the enclosed proxy card to indicate your intentions. You will be required to present photo identification and verification of the amount of shares held as of October 20, 2014, to gain access to the meeting.

By Order of the Board of Directors,

Todd Woelfer

Senior Vice President, General Counsel, and Corporate Secretary

November 3, 2014

Notice to Shareholders: Our 2014 Proxy Statement and Annual Report on Form 10-K are available free of charge on our website at www.thorindustries.com.

This proxy statement (this “Proxy Statement”) is provided in connection with the solicitation of proxies, by order of the Board of Directors (the “Board” or “Board of Directors”) of Thor Industries, Inc. (the “Company” or “Thor”), to be used at the 2014 Annual Meeting of the Shareholders of the Company. The enclosed proxy card or voting instruction form represents your holdings of Common Stock of the Company. We expect that, on or after November 3, 2014, this Proxy Statement and the enclosed proxy card or voting instruction form will be mailed, or proxy materials will be available through the internet.

General Information about Our Annual Meeting

A copy of our annual report for the fiscal year ended July 31, 2014, (“Fiscal Year 2014”) is being sent to each Shareholder of record. The annual report is not to be considered a part of this proxy soliciting material.

VOTING INSTRUCTIONS AND INFORMATION

Who Can Vote

You are entitled to vote if our records show that you held shares in our Company as of the record date, October 20, 2014. At the close of business on that date, 53,388,563 shares of our Common Stock were outstanding and entitled to vote. Each share of our Common Stock is entitled to one vote. A list of Shareholders entitled to vote at the Annual Meeting will be available for examination by Shareholders at the Meeting.

How to Vote

If your Common Stock is held through a broker, bank, or other nominee (held in “street name”), you will receive instructions from the entity holding your stock that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from the entity holding your shares and bring it to the Meeting.

If you hold shares in your own name as a holder of record with our transfer agent, Computershare, you may instruct the proxies how to vote by following the instructions on the enclosed proxy card. Of course, you can always come to the Meeting and vote your shares in person.

Shareholders may vote their shares by proxy in any of the following ways:

1.	By Proxy Card: You may vote by signing and returning the enclosed proxy card.

2.

By Internet: You may vote by internet 24 hours a day through 11:59 p.m., Eastern Standard Time, on December 8, 2014, by following the instructions that are included on your enclosed proxy card. If you vote by internet, you do not need to return your proxy card.

3.

By Telephone: You may vote by telephone 24 hours a day through 11:59 p.m., Eastern Standard Time, on December 8, 2014, by following the instructions that are included on your enclosed proxy card. If you vote by telephone, you do not need to return your proxy card.

4.	Attend the Meeting in person.

A proxy submitted by mail that is properly executed and timely returned to our Company that is not revoked prior to the Meeting will be voted in accordance with your instructions. If no instructions are given with respect to the proposal to be voted upon at the Meeting, proxies will be voted in accordance with the recommendations of our Board of Directors on such proposals. You may revoke your proxy at any time until exercised by giving written notice to the Secretary of our Company, by voting in person at the Meeting, or by timely submitting a later-dated proxy by mail, internet, or telephone. At our Meeting, a representative of Computershare will tabulate the votes and act as the inspector of election.

How Votes are Counted

A quorum is required to transact business at our Meeting. Shareholders of record holding shares of stock constituting a majority of the shares entitled to cast votes shall constitute a quorum. If you have returned valid proxy instructions or attend the Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters voted upon at the Meeting. Abstentions and broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting

Your vote may be “for” or “withhold” on the proposal relating to the election of directors. Your vote may be “for”, “against”, or “abstain” on each of the other proposals. The affirmative vote of a majority of the votes cast is required to approve each proposal, except for the election of our directors, which requires a plurality of the votes duly cast. Broker non-votes and abstentions do not impact the outcome of the vote as they are not counted as votes cast. It is important to be aware that if you hold shares in street name with a broker, bank, or other nominee, and you do not submit voting instructions, then your broker, bank, or nominee will not be permitted to vote your shares in its discretion on any of the matters set for vote at our Meeting other than Proposal 2 relating to the ratification of our independent registered public accounting firm, which is considered a routine matter.

Board Recommendations

Our Board of Directors recommends that you vote for each of the director nominees, for the ratification of the appointment of the independent registered public accounting firm, and for the advisory vote approving the compensation of our named executive officers.

Cost of Proxy Solicitation

The cost of solicitation is being borne by our Company.

Shareholders Sharing an Address

We will deliver only one annual report and one Proxy Statement to multiple Shareholders sharing an address unless we receive contrary instructions from one or more of such Shareholders. We will undertake to deliver promptly, upon written or oral request, separate copies of the annual report and/or Proxy Statement to a Shareholder at a shared address to which single copies of the annual report and Proxy Statement are delivered. A Shareholder can notify us either in writing or by phone that the Shareholder wishes to receive separate copies of the annual report and/or Proxy Statement, or Shareholders sharing an address can request delivery of single copies of the annual report and/or Proxy Statement if they are receiving multiple copies by contacting us at Thor Industries, Inc., 601 East Beardsley Avenue, Elkhart, IN 46514, Attention: Corporate Secretary, (574) 970-7460.

FREQUENTLY ASKED QUESTIONS

Do I have to attend the Annual Meeting to Vote?

No, you do not have to attend the Annual Meeting to vote. You may vote via the internet, telephone, or mail. Please see the enclosed proxy card for instructions.

If I decide to attend the Meeting, what do I need to bring?

If you decide to attend the Meeting in person, you will need to present photo identification and verification of the amount of shares held as of October 20, 2014.

Can I revoke or change my vote?

Yes. Each proxy may be revoked by a Shareholder at any time until exercised by giving written notice to the Secretary of the Company, by voting in person at the Meeting, or by timely submitting a later-dated proxy by mail, internet, or telephone.

Where can I obtain an annual report?

A copy of our annual report for Fiscal Year 2014 is being sent to each Shareholder of record. The annual report is not to be considered a part of this proxy soliciting material. Our annual report is also available on our website, www.thorindustries.com, or www.edocumentview.com/tho.

Where can I find voting results of the Annual Meeting?

Preliminary voting results will be available at the Annual Meeting. Thor plans to issue a press release reporting the vote count immediately after the meeting and file a Form 8-K with the Securities and Exchange Commission (the “SEC”) within the prescribed timeframe.

What is the principal mailing address for Thor Industries, Inc.?

The mailing address of the Company’s principal office is 601 East Beardsley Avenue, Elkhart, Indiana 46514.

Our Board of Directors has nominated three (3) directors for election to the Board of Directors at the Annual Meeting: Jan H. Suwinski, J. Allen Kosowsky, and Wilson Jones. Each of our nominees currently serves as a member of the Board of Directors. Each of these individuals has agreed to be named in our Proxy Statement as a nominee and to serve as a member of the Board of Directors if elected by the Shareholders.

Our By-laws provide that our Board may set the number of directors at no less than one (1) and no more than fifteen (15). Our Board currently consists of nine (9) directors who are divided into three (3) classes. Up for election this year are the Class A directors, Jan H. Suwinski, J. Allen Kosowsky, and Wilson Jones. Peter B. Orthwein, James L. Ziemer, and Robert W. Martin currently serve as Class B directors; their terms expire at the 2016 Meeting. Andrew E. Graves, Alan Siegel, and Geoffrey A. Thompson currently serve as Class C directors; their terms expire at the 2015 Meeting.

In accordance with our Certificate of Incorporation, as amended, Messrs. Suwinski, Kosowsky, and Jones have been nominated to stand for election as Class A directors. Our Nominating and Corporate Governance Committee has proposed these nominations. If elected, Messrs. Suwinski, Kosowsky, and Jones would serve on our Board until the 2017 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

The representatives designated to vote by proxy intend to vote FOR the election of the nominees listed below. In the event that any nominee becomes unavailable for election (a situation our management does not now anticipate), the shares represented by proxies will be voted, unless authority is withheld, for such other person as may be designated by our Nominating and Corporate Governance Committee.

Each nominee, as set forth below, is now a director of our Company and has continuously served in such capacity since his first election or appointment to our Board.

Qualifications and Process for Nominees

Our Board believes that it is necessary for each of our directors to possess many diverse qualities and skills. When searching for new candidates, our Nominating and Corporate Governance Committee considers the evolving needs of our Board, which are defined by our need for guidance in our business, and searches for candidates who fill any current or anticipated future gap. Our Board also believes that all directors must possess a considerable amount of business management experience. Our Nominating and Corporate Governance Committee also evaluates candidates on, as applicable, the satisfaction of any independence requirements imposed by law, regulation, the New York Stock Exchange (the “NYSE”), and our Corporate Governance Guidelines. When evaluating Director candidates, our Nominating and Corporate Governance Committee first considers a candidate’s business management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics, and commitment to the goal of maximizing shareholder value. In addition, our Board and Nominating and Corporate Governance Committee believe that it is essential that our Board members represent diverse viewpoints. In considering candidates for our Board, our Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards as they fit with the current composition of the Board. We consider our Board of Directors to be a valuable strategic asset of our Company. To maintain the integrity of this asset, our Board of Directors has been carefully crafted to ensure that its expertise covers the many areas of importance to our Company. Diversity of experience and perspective has been and will continue to be an attribute considered when nominating individuals to serve on our Board. With respect to the nomination of continuing directors for re-election, the individual’s contributions to our Board are also considered.

Our Board has utilized board search firms to assist it in identifying exceptionally qualified candidates as it did when the Company welcomed Messrs. Graves and Ziemer, and, most recently, Mr. Jones, to our Board. However, to the extent that we are conducting a search for a director candidate, our Nominating and Corporate Governance Committee may choose to consider a Shareholder nomination of a candidate provided that such candidate possesses the requisite business, management, and educational experience.

Set forth below is certain information regarding our director nominees and other directors who will continue serving on the Board after the Meeting. There are no family relationships among any of our directors or executive officers.

CURRENT NOMINEES FOR BOARD OF DIRECTORS:

Jan H. Suwinski, Lead Independent Director	Age: 73	Director Since: 1999

Mr. Suwinski, who became a director in July of 1999, joined the faculty of the Samuel-Curtis Johnson Graduate School of Management, Cornell University in July of 1996 and is currently its Clinical Professor of Management and Operations. Mr. Suwinski served in a variety of managerial roles at Corning, Incorporated, a global manufacturing company. From 1990 to 1996, Mr. Suwinski was Executive Vice President, Opto Electronics Group at Corning, Incorporated and, from 1992 to 1996, Mr. Suwinski was Chairman of Siecor, a Siemens/Corning joint venture. Mr. Suwinski is currently a director of ACI Worldwide, Inc. and formerly a director of Tellabs, Inc. Mr. Suwinski served on the board of directors of Ohio Casualty Group, Inc. from 2002 to 2007. Our Nominating and Corporate Governance Committee and Board believe that his management experience and his significant public company board experience make him an asset to our Board.

Thor Committees:	Outside Directorships:
• Compensation & Development (Chair) • Audit

•  ACI Worldwide, Inc. (2007-Present) Compensation and Technology Committees

•  Tellabs, Inc. (1997-2013) Audit & Compensation Committees, chair of Compensation Committee

•  Ohio Casualty Group, Inc. (2002-2007) Audit and Compensation Committees, previously chaired Compensation Committee

J. Allen Kosowsky	Age: 66	Director Since: 2010

Mr. Kosowsky, who became a director in March of 2010, is a certified public accountant who since 1985 has conducted business through his own advisory firm. The firm provides services that include business and intellectual property valuations, forensic accounting and financial analysis, and alternative dispute resolutions. From January of 2003 to February of 2010, Mr. Kosowsky served as the Chairman of the board of directors and Chairman of the audit committee for ON2 Technologies Inc., a U.S. based video compression software company, which was acquired by Google, Inc. Our Nominating and Corporate Governance Committee and Board believe that his extensive accounting experience and expertise and his financial expertise and training, which qualify him as an “audit committee financial expert”, make him an asset to our Board.

Thor Committees:	Outside Directorships:
• Audit • Nominating & Corporate Governance (Chair)

•  Naugatuck Valley Corporation and Naugatuck Valley Savings and Loan (2014-present) Audit, Nominating and Governance, and Compliance Committees

•  On2 Technologies, Inc. (2003-2010) Chairman, Chairman of the Nominating, Governance, Audit Committee, and Executive Committees

•  Websterbank (1995-2003)

•  Shelton Bancorp (1986-1995)

Wilson Jones	Age: 53	Director Since: 2014

Mr. Jones, who became a director in August of 2014, is the President and Chief Operating Officer of Oshkosh Corporation, appointed in August of 2012. He is responsible for leading and directing all aspects of the Access Equipment, Fire & Emergency and Commercial Segments, along with the company’s Asian operations. Mr. Jones joined Oshkosh Corporation in 2005 and held senior leadership positions in the Fire & Emergency Segment until July of 2007 when he became President of Pierce Manufacturing, Inc., the largest business segment of the company. From July of 2007 to September of 2008, Mr. Jones held the position of Executive Vice President and President of the Fire & Emergency segment. From 2008 to 2010, Mr. Jones led the Access Equipment Segment until his appointment to President and Chief Operating Officer. Our Nominating and Corporate Governance Committee believe his experience in specialty vehicles and management experience make him an asset to our Board.

Outside Directorships:
• Association of Equipment Manufacturers • Fire Apparatus Manufacturer’s Association • American Ambulance Association

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ABOVE NOMINEES.

CURRENT DIRECTORS NOT UP FOR RE-ELECTION:

Peter B. Orthwein	Age: 69	Director Since: 1980

Mr. Orthwein, a co-founder of our Company, currently serves as Executive Chairman of the Board, having been appointed to this position in August of 2013, having previously served as Chairman and Chief Executive Officer from November of 2009 to July of 2013. Mr. Orthwein has served as a director of our Company since its founding in 1980, Chairman of our Company from 1980 to 1986, Vice Chairman of our Company from 1986 to November of 2009, and Treasurer of our Company from 1980 to November of 2009. Our Nominating and Corporate Governance Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.

Andrew E. Graves	Age: 55	Director Since: 2010

Mr. Graves, who became a director in December of 2010, is an independent consultant. Previously he served as the President of Brunswick Boat Group, a division of the Brunswick Corporation, a NYSE company. Prior to his time with Brunswick, Mr. Graves was President of Dresser Flow Solutions, a maker of flow control products, measurement systems, and power systems, from 2003 to 2005, and before that, he was President and Chief Operating Officer of Federal Signal Corporation. Our Nominating and Corporate Governance Committee and Board believe that his extensive management experience in a related consumer durable business whose products are distributed through a dealer network makes him an asset to our Board.

Thor Committees:
• Compensation & Development • Nominating & Corporate Governance
Robert W. Martin	Age: 45	Director Since: 2013

Mr. Martin has been with our Company since 2001 when we acquired Keystone RV where he worked since July of 1998. Mr. Martin currently serves as President and Chief Executive Officer. From August of 2012 to July of 2013, Mr. Martin served as the Company’s Chief Operating Officer and President. Mr. Martin previously served as President of our RV Group from January of 2012 to August of 2012. Prior to becoming President of our RV Group, Mr. Martin was President of Keystone RV from January of 2010 to January of 2012 and Executive Vice President and Chief Operating Officer of Keystone RV from January of 2007 to January of 2010. Mr. Martin has held various positions with Keystone RV, including Vice President of Sales and General Manager of Sales. Prior to joining Keystone RV, Mr. Martin held positions at Coachmen Industries, Inc., a former recreational vehicle and manufactured housing company. Our Nominating and Corporate Governance Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.

Alan Siegel	Age: 79	Director Since: 1983

Mr. Siegel, who became a director in September of 1983, is a retired partner of the law firm of Akin Gump Strauss Hauer & Feld LLP and currently serves as an officer and director of The Thompson Family Foundation, Inc., a charitable foundation created by Wade F. B. Thompson, the deceased co-founder of the Company. Mr. Siegel previously served as non-executive Chairman of the board of directors of The Wet Seal, Inc., a national retailer. He has also served on the board of directors of several other public and private companies, including Ermenegildo Zegna, AXA RE, and Southern Starr Broadcasting Group, Inc. Our Nominating and Corporate Governance Committee and Board believe that his experience with our Company and his legal and business background make him an asset to our Board.

Thor Committees:	Outside Directorships:
• Nominating & Corporate Governance	• The Thompson Family Foundation, Inc. (2009–Present) • Woodstock School of Art (2002–Present) • Maverick Concerts, Inc. trustee (2002–Present)

Geoffrey A. Thompson	Age: 74	Director Since: 2003

Mr. Thompson, who became a director in September of 2003, is the retired Chief Executive Officer of Marine Midland Banks, Inc., where he served as President from 1985 to 1992 and Chief Executive Officer from 1987 to 1992. After serving with Marine Midland Banks, Inc., Mr. Thompson worked as an independent business consultant and served as a principal at Kohlberg & Company and, from 2004 to 2010, was a partner of Palisades Advisors, LLC, a private equity firm. Mr. Thompson served on the board of directors of Stoneleigh Partners Acquisition Corp. from 2006 to 2009 and HSBC plc, one of the world’s five largest banks, from 1984 to 1992. Our Nominating and Corporate Governance Committee and Board believe that Mr. Thompson’s substantial management experience as a chief executive officer of a public company, his financial expertise and training, which qualify him as an “audit committee financial expert”, and his significant public company board experience make him an asset to the Board.

Thor Committees:	Outside Directorships:
• Audit • Compensation & Development	• HSBC plc (1984-1992) • Creditstore, Inc. (Non-Executive Chair) • Stoneleigh Capital (2006-2009) • Marine Midland Banks (CEO) • Guardian Trust Company

James L. Ziemer	Age: 64	Director Since: 2010

Mr. Ziemer, who became a director in December of 2010, was the President, Chief Executive Officer, and a director of Harley-Davidson, Inc. from 2005 to 2009. Mr. Ziemer joined Harley-Davidson in 1969 and held a series of positions in manufacturing, engineering, accounting, parts and accessories, and finance. From 1991 until his election as the President and Chief Executive Officer of Harley-Davidson in 2005, he served as the Chief Financial Officer. Mr. Ziemer also served as President of The Harley-Davidson Foundation, Inc. from 1993 to 2006. Mr. Ziemer is currently a director of Textron, Inc. Our Nominating and Corporate Governance Committee and Board believe that Mr. Ziemer’s substantial management experience as a chief executive officer of a public company, and his financial expertise and training, which qualify him as an “audit committee financial expert”, make him an asset to our Board.

Thor Committees:	Outside Directorships:
• Audit (Chair)	• Textron, Inc. (2007 - Present) Lead Director and Chair of Audit Committee • Harley Davidson (2004 – 2009)

Board of Directors: Structure, Committees, and Corporate Governance

The Board of Directors is committed to ensuring sound corporate governance practices at the Company. The Board adopted Governance Guidelines for the Company which can be found on the Company’s website at www.thorindustries.com and is available in print to any Shareholder who requests it. In performing its function, the Board of Directors regularly advises management on governance issues and ensures compliance with appropriate regulations as well as the Company’s Governance Guidelines.

Board Leadership Structure

Peter B. Orthwein, a co-founder of our Company in 1980, serves as Executive Chairman of the Board and possesses industry and company-specific experience that uniquely qualifies him to lead our Board of Directors. With the exceptions of Mr. Orthwein and our Chief Executive Officer, Robert Martin, our Board of Directors is comprised entirely of independent directors. Our independent directors bring relevant experience, oversight, and expertise from outside our Company and industry, while our Executive Chairman and Chief Executive Officer bring Company and industry-specific experience and expertise.

One of the key responsibilities of our Board is to develop and oversee strategic direction and hold management accountable for the execution of the strategy once it is developed.

Jan H. Suwinski, an independent director who serves on our Audit Committee and as chair of our Compensation and Development Committee, serves our Board as its Lead Independent Director. The Lead Independent Director’s primary responsibility is to ensure that our Board provides independent oversight of management and that directors and Shareholders have an independent leadership contact. The Lead Independent Director has the responsibility of presiding at all meetings of the independent directors held in executive session, consulting with the Executive Chairman and Chief Executive Officer on board and committee meeting agendas, acting as a liaison between management and the independent directors, including maintaining frequent contact with the Executive Chairman and Chief Executive Officer and advising them on the efficiency of the board meetings, facilitating teamwork and communication between the independent directors and management, as well as fulfilling additional responsibilities that are more fully described in the Governance Guidelines.

As part of our annual corporate governance and succession planning review, our Nominating and Corporate Governance Committee and our Board evaluates our board leadership structure to ensure that it is appropriate.

Committees

Our Board has three committees with the principal functions described below. The charters of each of these committees are posted on our website at www.thorindustries.com and are available in print to any Shareholder who requests them.

Audit Committee

We have a separately designated Audit Committee established in accordance with the Securities and Exchange Act. The principal functions of our Audit Committee are to: (i) recommend engagement of our independent registered public accounting firm; (ii) maintain communications among our Board, our independent registered public accounting firm, and our internal accounting staff with respect to accounting and auditing procedures, the implementation of recommendations by such independent registered public accounting firm, the adequacy of our internal controls, and related matters; and (iii) oversee the selection and removal of the internal audit director. During Fiscal Year 2014, our Audit Committee had quarterly private meetings with our Chief Financial Officer, the internal audit director, our General Counsel, and our independent registered public accounting firm. Our Board has determined that J. Allen Kosowsky, Geoffrey A. Thompson, and James L. Ziemer, each of whom is a member of our Audit Committee, are “audit committee financial experts” as defined in Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation and Development Committee

The principal functions of our Compensation and Development Committee are to: (i) establish and review executive compensation policies and guiding principles; (ii) review and approve the compensation of our Chief Executive Officer and evaluate our Chief Executive Officer’s performance in light of such compensation; (iii) review and approve the compensation of our other executive officers; (iv) evaluate the design of compensation and benefit programs for our executive officers; (v) assist the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs; and (vi) review management and leadership development, retention, and diversity strategies for our Company. Our

Compensation and Development Committee also acts as administrator under several of our compensation and benefits plans, including our 2010 Equity and Incentive Plan (our “2010 Plan”). In its capacity as administrator of our 2010 Plan, our Compensation and Development Committee is authorized to issue awards, including options, restricted stock, restricted stock units, and performance incentive awards; determine which employees and other individuals performing substantial service for our Company may be granted options, restricted stock, restricted stock units, and performance incentive awards; and determine the rights and limitations attendant to options, restricted stock, restricted stock units, and performance incentive awards granted under these plans.

Nominating and Corporate Governance Committee

The principal functions of our Nominating and Corporate Governance Committee are to: (i) address all matters of corporate governance; (ii) evaluate qualifications and candidates for positions on our Board using the criteria set forth above under the heading “Proposal 1 – Election of Directors”; (iii) review succession plans, including policies and principles for the selection and performance review of the Chief Executive Officer; (iv) establish criteria for selecting new directors, nominees for Board membership, and the positions of Chairman and Chief Executive Officer; (v) review all components of compensation for independent directors; and (vi) to determine whether a director should be invited to stand for re-election. A copy of our Company’s Corporate Governance Guidelines is available on our website at www.thorindustries.com and is available in print to any Shareholder who requests it.

Membership of Committees

The following chart summarizes the current membership of our Board committees:

	Audit Committee	Compensation & Development Committee	Nominating & Corporate Governance Committee
Andrew E. Graves		•	•
J. Allen Kosowsky	•		CHAIR
Alan Siegel			•
Jan H. Suwinski	•	CHAIR
Geoffrey A. Thompson	•	•
James L. Ziemer	CHAIR

Board Member Independence

Our Board has affirmatively determined, by resolution of our Board as a whole, that the following directors have no direct or indirect material relationship with our Company and satisfy the requirements to be considered “independent” in accordance with the rules of the NYSE and our Director Independence Standards which are available on our website, www.thorindustries.com: Messrs. Andrew E. Graves, J. Allen Kosowsky, Alan Siegel1, Jan H. Suwinski, Geoffrey A. Thompson, James L. Ziemer, and Wilson Jones. As a result, each of our Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee is comprised entirely of independent directors, as determined by our Board.

Board and Committee Meetings

Our Board, as a whole, met in person or by telephone or took action by unanimous written consent eleven (11) times during Fiscal Year 2014. Our Audit Committee met in person or by telephone ten (10) times during Fiscal Year 2014. Our Compensation and Development Committee met in person or by telephone or took action by unanimous written consent nine (9) times during Fiscal Year 2014. Our Nominating and Corporate Governance Committee met in person or by telephone or took action by unanimous written consent four (4) times in Fiscal Year 2014.

Attendance and participation is essential to any Board’s ability to deliver value to an organization. Our Board’s attendance and participation approaches 100% with an aggregated attendance mark of 100% for all Board meetings, and a 93% attendance mark on all Fiscal Year 2014 committee meetings (during the respective periods that each such person was serving as a director or committee member, as applicable).

In addition, regularly scheduled meetings of the independent directors are held four (4) times each

1Mr. Siegel served as a co-executor of the Estate of Wade F. B. Thompson (the “Estate”). Mr. Siegel is also an officer and director of The Thompson Family Foundation, Inc., a charitable foundation created by Mr. Thompson (the “Foundation”) and one of our largest shareholders. In Mr. Siegel’s capacity as co-executor and as trustee under Wade F. B. Thompson’s trust and officer and director of the Foundation, Mr. Siegel received fees and expense reimbursement provided in the documents governing such appointments. As of September 12, 2014, the Foundation owned 8.5% of our issued and outstanding Common Stock.

year. The Lead Independent Director presides at each of these meetings.

It is our policy that directors attend all Board meetings and the Annual Meeting of Shareholders, unless excused by the Chairman. All elected directors were in attendance at the 2013 Annual Meeting of Shareholders.

Shareholder Communications

We encourage shareholder communication with the Company. Any communications from interested parties directed toward independent directors specifically may be sent to Alan Siegel, one of our independent directors, who forwards to each of the other independent directors any such communications that, in the opinion of Mr. Siegel, deal with the functions of our Board or the committees thereof or that he otherwise determines require their attention. Mr. Siegel’s address for this purpose is c/o Thor Industries, Inc., Attention: Corporate Secretary, 601 East Beardsley Avenue, Elkhart, IN 46514.

Code of Ethics

We have adopted a written code of ethics, the “Thor Industries, Inc. Business Ethics Policy”, which is applicable to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and other executive officers identified in this Proxy Statement who perform similar functions (collectively, the “Selected Officers”). Our code of ethics is posted on our website found at www.thorindustries.com and is available in print to any Shareholder who requests it. Each year members of our management team engage in training on our Business Ethics Policy. We intend to disclose any changes in, or waivers from, our code of ethics applicable to any Selected Officer on our website or by filing a Form 8-K with the SEC.

The Board’s Role in Risk Oversight

A primary function of our Board of Directors is to assist in the identification of and to assess the potential impact on the Company of the many risks that are associated with conducting the business of a publicly-traded Company in the current and prospective economic environments. Throughout the year in Board meetings and in various committee meetings, the members of our Board of Directors provide input into the risk oversight process and evaluate the controls in place to manage these risks. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, is responsible for the oversight of risk management. Our Board takes an active role in risk oversight, using an enterprise-wide approach that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value.

The involvement of the full Board in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for our Company. Our full Board participates in an annual enterprise risk management assessment, which is led by our executive management. In addition, executive management regularly attends Board meetings and is available to address any questions or concerns raised by our Board on risk management-related matters. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk, and operational/strategic risk. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While our Board is ultimately responsible for risk oversight, our three Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. Risk assessment reports are regularly provided by management to our Audit Committee. Our Compensation and Development Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Talent Development and Succession Planning

Our Board is actively engaged in assessing and seeking further development of the talent of the Company’s current management team. Our Compensation and Development Committee is responsible for overseeing the Company’s development of management talent and ensuring succession planning. Additionally, the Board engages in periodic reviews of succession planning to mitigate any negative effects arising from the loss, expected or unexpected, of any key management personnel.

The Audit Committee of the Board has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to perform the audits of our financial statements and our internal control over financial reporting for the fiscal year ending July 31, 2015. Deloitte was our independent registered public accounting firm for the fiscal year ended July 31, 2014. Unless a Shareholder directs otherwise, proxies will be voted FOR the approval of the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending July 31, 2015.

Representatives of Deloitte will be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to any Shareholder questions that may be asked.

We are asking our Shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the selection of Deloitte to our Shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our Shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES (PAID TO DELOITTE & TOUCHE LLP)

The following table represents the aggregate fees billed to us for Fiscal Years 2014 and 2013 by Deloitte:

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees	$1,377,200	$1,297,354
Audit-Related Fees	—	—

Subtotal	$1,377,200	$1,297,354
Tax Fees	$469,200	$534,500
All Other Fees	—	—

Total Fees	$1,846,400	$1,831,854

Audit Fees. Represents fees for professional services provided for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees. Represents fees for assurance and related services which are reasonably related to the audit of our financial statements.

Tax Fees. Represents fees for professional services related to taxes, including the preparation of domestic and international returns, tax examinations assistance, and tax planning.

All Other Fees. Represents fees for products and services provided to us not otherwise included in the categories above.

Our Audit Committee has considered whether performance of services other than audit services is compatible with maintaining the independence of Deloitte.

Our Audit Committee has adopted a formal policy concerning the approval of audit and non-audit services to be provided by the independent registered public accounting firm to us. The policy requires that all services Deloitte, our independent registered public accounting firm, may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by our Audit Committee. Our Audit Committee pre-approved all audit and non-audit services provided by Deloitte during Fiscal Year 2014.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Report of the Audit Committee

The Audit Committee serves as the representative of the Company’s Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit process, and monitoring compliance with laws, regulations, and standards of business conduct. The Audit Committee operates under a written charter, a copy of which is available on our Company’s website at www.thorindustries.com and is available in print to any Shareholder who requests it.

Management of the Company has the primary responsibility for the financial reporting process, including the system of internal control. In Fiscal Year 2014, the Company’s internal audit department with the assistance of Crowe Horwath LLP performed extensive diligence and intensive review of the Company’s internal control processes. Deloitte & Touche LLP, an independent registered public accounting firm acting as the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements and an assessment of the Company’s internal control over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (“PCAOB”) and issuing reports thereon.

In carrying out its duties, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended July 31, 2014, with the Company’s management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, as amended (AICPA Professional Standards, vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence from the Company and its management. Based on the foregoing reports and discussions and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014.

The Board of Directors has affirmatively determined that each of the members of the Audit Committee is “independent” as defined under the rules of the NYSE.

The Audit Committee

James L. Ziemer, Chair

J. Allen Kosowsky

Jan H. Suwinski

Geoffrey A. Thompson

The foregoing report of our Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act or the Exchange Act, except to the extent that we incorporate the report by reference in any such document.

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our Board of Directors recommended to our Shareholders that the advisory vote on compensation of our named executive officers be held annually. Our Shareholders overwhelmingly agreed with our Board’s recommendation. Accordingly, the Board of Directors is providing our Shareholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in more detail under the heading “Compensation Discussion and Analysis”, we believe that the compensation program for our named executive officers is designed to: (i) closely align compensation with our profitability and performance; (ii) link compensation to specific, measurable results; and (iii) enable us to attract and retain key executive talent. More specifically, we believe that each of the compensation programs that we have developed and implemented satisfies one or more of the following specific objectives:

•	enhance our ability to attract and retain skilled and experienced executive officers;

•	motivate and focus our executive officers through incentive compensation programs directly tied to our financial results;

•	provide a significant percentage of total compensation through variable pay based on Company profitability that drives shareholder return; and

•	provide rewards commensurate with performance and with competitive market practices.

For these reasons and the others described elsewhere in this Proxy Statement, the Board of Directors recommends approval of the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including disclosures in the Compensation Discussion and Analysis section, the compensation tables, and any related material disclosed in this Proxy Statement, is hereby APPROVED.

The vote is an advisory vote only and is not binding on the Company or the Board of Directors. The Compensation and Development Committee will, however, as it did last year, take into account the outcome of the Say on Pay vote when considering future compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

The following table sets forth information as of September 12, 2014, with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of our Common Stock by: (i) each person known by the Company to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of the outstanding Common Stock; (ii) each director of the Company; (iii) each executive officer (and former executive officers) of the Company named in the Summary Compensation Table below; and (iv) all executive officers and directors of the Company as a group. As of September 12, 2014, there were 53,424,160 shares of Common Stock issued and outstanding, including 94,608 shares issuable under stock options which are currently exercisable or will become exercisable and restricted stock units which will vest within sixty (60) days from September 12, 2014.

Beneficial Ownership (2)
Name and Address of Beneficial Owner (1)	Number of Shares	Percent

Peter B. Orthwein	2,333,623 (3)	4.4%
Robert W. Martin	33,187 (4)	*
Dominic Romeo	— (5)	*
Colleen A. Zuhl	1,425 (6)	*
W. Todd Woelfer	1,417 (7)	*
Kenneth D. Julian	4,260 (8)	*
Andrew E. Graves	5,039 (9)	*
Wilson Jones	—	*
J. Allen Kosowsky	7,000 (10)	*
Alan Siegel	6,000 (11)	*
Jan H. Suwinski	12,000 (12)	*
Geoffrey A. Thompson	22,000 (13)	*
James L. Ziemer	5,000 (14)	*
The Thompson Family Foundation 230 Park Avenue, Suite 1541 New York, NY 10169	4,540,820 (15)	8.5%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	6,839,182 (16)	12.8%
SouthernSun Asset Management, LLC 6070 Poplar Avenue, Suite 300 Memphis, TN 38119	3,503,632 (17)	6.6%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	2,763,864 (18)	5.2%

All directors and executive officers as a group (thirteen persons)	2,430,951 (19)	4.6%
* less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Thor Industries, Inc., 601 East Beardsley Avenue, Elkhart, Indiana 46514.

(2)

Except as otherwise indicated, the persons in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them and such shares include stock options, restricted stock, and restricted stock units which are currently exercisable or will become exercisable or vested within sixty (60) days from September 12, 2014.

(3)

Includes 1,419,332 shares held directly; 65,400 shares owned by Mr. Orthwein’s wife; 30,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s half brother, of which Mr. Orthwein is a trustee; 332,368 shares owned for the account of The Indenture of Trust of Adolphus Busch Orthwein of which Mr. Orthwein is a co-trustee and of which the heirs of Mr. Orthwein’s father’s estate are beneficiaries; 62,823 shares held by a charitable annuity trust of which Mr. Orthwein and his wife are trustees and Mr. Orthwein’s three youngest children are beneficiaries; 124,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s children for which Mr. Orthwein acts as a trustee; and 299,700 shares held in a trust of which Mr. Orthwein is sole trustee for his three youngest children as beneficiaries.

(4)

Includes 11,046 shares held directly; 6,024 restricted shares under our 2010 Plan, which vest as follows: 2,008 shares on each of the third, fourth, and fifth anniversaries of the date of grant which was made on June 8, 2012; and 5,697 restricted shares under our 2010 Plan, which vest as follows: 1,899 shares on each of the third, fourth, and fifth anniversaries of the date of grant which was made on September 7, 2012. All restricted shares include the right to vote upon grant; 3,333 restricted stock units of an award of 10,000 restricted stock units granted on

August 1, 2013, which vests as follows: 33.34% on October 1, 2014, and 33.33% on each of October 1, 2015, and October 1, 2016; and 7,087 restricted stock units of a 21,262 restricted stock unit grant on October 9, 2013, under our 2010 Plan which vests as follows: 33.33% on each of the first and second anniversaries of the date of grant and 33.34% on the third anniversary of the date of grant.

(5)	Mr. Romeo resigned his position with the Company effective October 1, 2013. Current stock information is unavailable as Mr. Romeo is no longer required to report his shares publicly.

(6)

Includes 299 shares held directly; 418 restricted stock units of an award of 1,256 restricted stock units granted on October 9, 2012, under our 2010 Plan, which vests as follows: 33.3% on the first and second anniversaries of the date of grant and 33.4% on the third anniversary of the date of grant; and 708 restricted stock units of an award of 2,126 restricted stock units granted on October 9, 2013, under our 2010 Plan which vests as follows: 33.3% on the first and second anniversaries of the date of grant and 33.4% on the third anniversary of the date of grant.

(7)

Includes 1,417 restricted stock units of an award of 4,252 restricted stock units granted on October 9, 2013, under our 2010 Plan, which vests as follows: 33.3% on the first and second anniversaries of the date of grant and 33.4% on the third anniversary of the date of grant.

(8)

Includes 1,186 shares held directly; 1,657 restricted stock units of an award of 4,974 restricted stock units granted on October 1, 2012, under our 2010 Plan, which vests as follows: 33.3% on the first and second anniversaries of the date of grant and 33.4% on the third anniversary of the date of grant; and 1,417 restricted stock units of an award of 4,252 restricted stock units granted on October 9, 2013, under our 2010 Plan, which vests as follows: 33.3% on the first and second anniversaries of the date of grant and 33.4% on the third anniversary of the date of grant.

(9)	Consists of 4,039 shares held directly and 1,000 restricted stock units awarded on October 9, 2013, under our 2010 Plan which vest on the anniversary of the date of grant.

(10)	Consists of 6,000 shares held directly and 1,000 restricted stock units awarded on October 9, 2013, under our 2010 Plan which vest on the anniversary of the date of grant.

(11)

Consists of 5,000 shares held directly and 1,000 restricted stock units awarded on October 9, 2013, under our 2010 Plan which vest on the anniversary of the date of grant. Does not include the 4,540,820 shares owned by the Foundation of which Mr. Siegel is an officer and director and of which he may be deemed to have the shared power to direct the voting and disposition of such shares.

(12)	Consists of 11,000 shares held directly and 1,000 restricted stock units awarded on October 9, 2013, under our 2010 Plan which vest on the anniversary of the date of grant.

(13)	Consists of 21,000 shares held directly and 1,000 restricted stock units awarded on October 9, 2013, under our 2010 Plan which vest on the anniversary of the date of grant.

(14)	Consists of 4,000 shares held directly and 1,000 restricted stock units awarded on October 9, 2013, under our 2010 Plan which vest on the anniversary of the date of grant.

(15)

According to the Schedule 13D filed by the Foundation on April 17, 2014, the Foundation, Mr. Siegel, and Ms. Angela E. Thompson, with both Mr. Siegel and Ms. Thompson being officers and directors of the Foundation, may be deemed the beneficial owners of the shares of our Common Stock held by the Foundation. Mr. Siegel is the beneficial owner of 5,000 shares held directly and 1,000 restricted stock units as described in Footnote (11). As of September 12, 2014, the Foundation, Ms. Thompson, and Mr. Siegel may be deemed to have the shared power to direct the voting and disposition of 4,540,820 shares of our Common Stock.

(16)	The number of shares listed for Royce & Associates, LLC is based on a Schedule 13F filed on August 11, 2014.

(17)	The number of shares listed for SouthernSun Asset Management, LLC is based on a Schedule 13F filed on August 14, 2014.

(18)	The number of shares listed for The Vanguard Group, Inc. is based on a Schedule 13F filed on August 11, 2014.

(19)

Includes an aggregate of 22,037 shares issuable under stock options which are currently exercisable or will become exercisable within sixty (60) days from September 12, 2014, and restricted stock units which will vest within sixty (60) days from September 12, 2014.

Each of our non-employee directors receives an annual cash retainer of $170,000, payable quarterly, plus expenses. Our lead director and the chair of our Audit Committee each receive an additional annual cash retainer of $20,000, payable quarterly. The Chair of the Compensation and Development Committee receives an additional annual cash retainer of $20,000 and the Chair of the Corporate Governance and Nominating Committee receives an additional annual retainer of $10,000, all of which is payable quarterly. The following table summarizes the compensation paid to our non-employee directors in Fiscal Year 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Stock Awards ($)(2)	Total ($)
Andrew E. Graves	$170,000	—	$55,510	$225,510
J. Allen Kosowsky	$175,000	—	$55,510	$230,510
Alan Siegel	$175,000	—	$55,510	$230,510
Jan H. Suwinski	$200,000	—	$55,510	$255,510
Geoffrey A. Thompson	$180,000	—	$55,510	$235,510
James L. Ziemer	$190,000	—	$55,510	$245,510

(1)	Fees consist of an annual cash retainer for board and committee service and an additional annual cash retainer paid to the lead director and the chairs of our committees.

(2)	Stock Awards consist of a restricted stock unit award of 1,000 units each on October 9, 2013, under our 2010 Plan which vests on the anniversary date of the date of grant.

The following is a list of the names, ages, and certain biographical information of our current executive officers who are not directors as of November 3, 2014. Executive officers serve at the discretion of our Company.

Colleen A. Zuhl	Vice President and Chief Financial Officer	Age: 48

Mrs. Zuhl joined our Company in June of 2011, currently serving as Vice President and Chief Financial Officer. Prior to accepting her role as Vice President and Chief Financial Officer in October of 2013, Mrs. Zuhl served the Company as Vice President and Controller from February of 2013 to October of 2013, Interim Chief Financial Officer from October of 2012 to February of 2013, and Director of Finance from 2011 to 2012. Prior to joining our Company, Mrs. Zuhl served as Chief Financial Officer of All American Group, Inc. (formerly known as Coachmen Industries, Inc.) from August of 2006 to June of 2011.

W. Todd Woelfer	Senior Vice President, General Counsel, and Corporate Secretary	Age: 47

Mr. Woelfer joined our Company in August of 2012, serving as Senior Vice President, General Counsel, and Corporate Secretary. Prior to joining our Company, Mr. Woelfer served as managing partner of May Oberfell Lorber where his practice focused on advising corporate clients. From May of 2007 through May of 2010, Mr. Woelfer served as General Counsel to Coachmen Industries, Inc., then a recreational vehicle and manufactured housing company listed on the NYSE.

Kenneth D. Julian	Vice President, Administration and Human Resources	Age: 47

Mr. Julian has been with our Company since March of 2004, currently serving as Vice President, Administration and Human Resources since August of 2014 and Vice President, Human Resources since July of 2009. Mr. Julian previously served as Vice President of Administration of Keystone RV from March of 2004 to June of 2009. Prior to joining our Company, Mr. Julian served as the Director of Operations and Human Resources, as well as Corporate Secretary, for Ascot Enterprises, Inc. from February of 1989 to March of 2004.

In our Compensation Discussion and Analysis, we describe the compensation plan for our Named Executive Officers (our “NEOs”) for our Fiscal Year 2014. These NEOs include:

•   Peter B. Orthwein, our Executive Chairman

•   Robert W. Martin, our President and Chief Executive Officer

•   Dominic Romeo, our former Senior Vice President, Treasurer, and Chief Financial Officer

•   Colleen A. Zuhl, our Vice President and Chief Financial Officer

•   Todd Woelfer, our Senior Vice President, General Counsel, and Corporate Secretary

•   Ken Julian, our Vice President, Administration and Human Resources

In addition to telling you what the compensation plan is, we explain why the Compensation and Development Committee of our Board of Directors believes our plan to be in the best interest of each of you, our Shareholders.

EXECUTIVE SUMMARY

2014 Business Highlights

In our Fiscal Year 2014, we continued to execute our strategic plan focused on improving margins while sustaining Thor’s market position and benefited from the continuation of a strong market as we set record levels for revenues and net income from continuing operations. Revenues from continuing operations increased 9% to a record $3.53 billion while income from continuing operations increased 16% to a record $175.5 million, or $3.29 per diluted share. Implementation of our plan has led to outstanding results and yielded great returns for our Shareholders, including a three year Total Shareholder Return (“TSR”) of an annualized 34.4%, yielding a cumulative TSR during that time span of 142.9%. The chart below depicts a three year annualized TSR for Thor and each member of our compensation peer group, the members of which are identified on page 31 of this Proxy Statement. The bar depicts the mean annualized TSR for the same group.

Our outstanding TSR result was driven by many favorable accomplishments for our Shareholders, including:

•   Net income of $175.5 million from continuing operations, up 16% from Fiscal Year 2013;

•       Record total sales of $3.53 billion from continuing operations, up 9% from our prior record in

        Fiscal Year 2013;

Sales from Continuing Operations

•       Increases in Towable RV and Motorized RV sales of 3% and 36%, respectively;

•       The acquisitions of K.Z., Inc. and of the assets of Bison Coach, LLC and Livin’ Lite RV, Inc. as well as the acquisition of a key production facility for one of our motorized operations,

        Thor Motor Coach, Inc.; and

•      Diluted EPS from continuing operations of $3.29, up 15% from 2013.

Diluted EPS from Continuing Operations

We also maintained an effective capital management strategy, which is always a strong priority in our cyclical business that can be highly sensitive to macro-economic influences. It has long been our philosophy to maintain a conservative balance sheet and to manage our cash position to allow for a protective cushion and the ability to pursue strategic acquisitions, pay dividends, and buy back stock.

EXECUTIVE COMPENSATION HIGHLIGHTS

Highlights of our compensation plan for Fiscal Year 2014 included:

•    No upward adjustment to our CEO compensation plan*;

•    No upward adjustments to our incentive compensation award factors;

•    Continued advice from a compensation consultant with market data to ensure pay positioning that allows us to attract and retain industry leading talent;

•    Continued analysis of and reliance upon benchmarking data;

•    Continued implementation of a comprehensive clawback policy;

•    Continuation of our Long-Term Incentive Plan (the “LTI”);

•    Maintenance of our Stock Ownership and Retention Guidelines;

•    No awards of stock options;

•    No perquisites awarded to our NEOs;

•    Total compensation levels at or below median peer levels of our compensation peer group; and

•    No written employment contracts, severance agreements, or golden parachutes with our current NEOs.

CEO Compensation (Mr. Martin)*

	FY 2014	FY 2013	% Change
Base Salary	$750,000	$746,635	.4%
Annual Incentive Award	$4,336,396	$4,130,911	5.0%
Long Term Incentive	$1,238,970	$1,180,254	5.0%
Total Compensation	$6,325,366	$6,076,277	4.1%

*The metrics for Mr. Martin’s compensation remained unchanged for Fiscal Year 2014. The increase in the amount of his incentive compensation was solely related to the increase in the Company’s profitability.

Corporate Governance Policies

It is our goal to conduct our business in an environment defined by good governance practices. The following policies and practices are central to our governance practices at Thor:

•

Effective August 1, 2013, Thor separated the Chairman and Chief Executive Officer roles. Due to the fact that our Chairman is an Executive Chairman, Thor will continue to utilize an independent lead director as mandated by our Corporate Governance Guidelines, which are available on our website at www.thorindustries.com. Thor believes this structure is optimal at this time because it allows our CEO, Robert Martin, to focus on setting the strategy and vision of the Company and leading their execution while allowing our Executive Chairman, co-founder Peter Orthwein, to focus on leading the Board of Directors and providing Thor with direction on capital allocation (including acquisitions).

•	The Compensation and Development Committee is composed solely of independent directors.
•	Towers Watson, the Compensation and Development Committee’s independent consultant, is retained directly by the Committee.
•

The Compensation and Development Committee conducts an annual review of Thor’s compensation practices, considers the alignment of the compensation program with Thor’s strategic objectives, including attracting and retaining industry leading talent, measures the risks that may be presented by our compensation practices, measures our executive compensation against appropriate benchmarks, and ensures that the Company’s pay practices are aligned with the interests of our Shareholders.

•	In Fiscal Year 2013, we adopted stock ownership and retention guidelines for both our executive officers and members of our Board.
•	Thor prohibits our executives and directors from engaging in hedging, pledging, or short transactions with respect to Thor shares.
•	Thor has no perquisites for our executive officers.
•

Thor maintains a clawback policy that applies to both our equity and non-equity incentive compensation programs and requires recoupment of any incentive compensation paid within the last three (3) years that is subsequently determined to have been paid upon erroneous financial statements that require a restatement regardless of the cause of the restatement (i.e. fraud is not required before recoupment is mandated).

•	Thor does not provide for “golden parachute” excise tax gross-ups upon a change in control of the Company.
•	Thor manages shareholder dilution, share usage, and overhang rates by limiting participation in our LTI and by not using stock options as part of our compensation plan.

Our Compensation Philosophy: Tying Pay to Performance

Our founders, Peter Orthwein and Wade Thompson, built our Company using a pay for performance compensation system. They chose this strategy long before pay for performance became the defining phrase for shareholder-friendly pay practices. The goals of our compensation system are, as they were back then, to attract and retain industry leading talent, advance the strategic plan of the Company, and reward our employees for producing results that benefit our Shareholders. This philosophy has driven the Company’s performance over the years and, for this reason, our incentive-based pay continues as the primary factor in our program. Time-tested to deliver great benefits to our Shareholders, Thor’s compensation philosophy has driven a string of 34 unbroken years of profitability in a cyclical industry that is particularly sensitive to the national economic climate. As a leader in our industry, Thor set the standard on performance-based incentive compensation. Today, performance-based incentive compensation is the hallmark of the recreational vehicle industry and is critical to our ability to attract and retain key talent and remain competitive in our markets.

Since Thor’s inception, the core of our compensation plan has been the Management Incentive Plan (the “MIP”). MIP compensation is determined based on a percentage of pre-tax profits, a clearly defined “pay for performance” measure. Under the MIP, separate incentive pools are established for each operating company based on that operating company’s profits, and each pool is allocated to the plan participants of the respective operating companies. At the corporate level, the NEOs are eligible to receive MIP payments based upon a percentage of Thor’s consolidated net profit before tax including certain adjustments. Both Management and our Board believe that the MIP has been a consistent and instrumental force in driving positive results for our Shareholders. Through the

MIP, the Company seeks to incentivize key employees to think and manage like owners seeking to maximize earnings within the confines of good corporate governance with an ultimate objective of increasing shareholder value. While the MIP is a single-factor system, any notion that the multiple contributing factors to our Company’s success, both long term and short term, are therefore underappreciated is belied by our Company’s historical performance. The MIP is a time-tested program that drives our plan participants to maximize shareholder return. In the course of good corporate governance, we regularly evaluate our pay program and, while we have evaluated other factors for inclusion in our program, those evaluations have invariably lead to the conclusion that modification of the program would detract from its ability to attract and retain key talent and to incentivize performance that drives outstanding shareholder return. We recognize the views offered by the proxy advisor firms and the pay practices many other companies follow and agree that, in many instances, the systems espoused by those firms would inure to the benefit of shareholders. In our analysis, however, we believe that our current MIP is the best system for our Company, in our industry, facing our unique talent-threatening geographic pressures. Our compensation program is necessary to help us attract and retain industry leading talent in the face of competition in an industry in which nearly 85% of its operations are located in Elkhart County, Indiana. Extremely relevant to this analysis is the reality that our MIP is competitive in design and amount of pay with our competitors’ pay practices and, therefore, is essential to our ability to attract and retain key talent, a goal that we must consistently realize in our relationship-driven business.

Application of this philosophy results in NEO compensation that is heavily determined by variable incentive-based pay. The graphs below depict the relative breakdown between base salary and variable incentive pay as reported in the Summary Compensation Table.

In Fiscal Year 2014, implementation of our philosophy resulted in 88.1% of our CEO and 58.4% of our other NEO compensation being variable performance-based compensation. While our Board maintains discretion to issue appropriate and necessary bonuses to our employees to ensure retention of key talent, the performance-based incentive compensation portion of the NEO compensation generally increases and decreases based upon the profitability of the Company. Our Fiscal Year 2014 performance provides further indication that our compensation philosophy achieves our goal of driving shareholder value. These results validate our continued commitment to our time-tested philosophy.

In performing its function, the Compensation and Development Committee is guided by the “pay for performance” principle upon which the Company’s initial pay plans were founded. Additionally, the Committee is guided by the following principles:

1.

Use of Benchmarking.  We benchmark our executive compensation to our compensation peer group and to the market generally to ensure that our pay practices are in line with recognized practices of like companies.

2.	Work with Compensation Consultant. The Committee obtains data and advice from a compensation consultant, Towers Watson, that it hires and directs.
3.

Seek to Attract and Retain Top Level Talent.  The Committee ensures that our pay practices are competitive with industry competitors who are our local competition for talent. A particular challenge to our Company in this regard is that very few of our true industry competitors are publicly-traded and, therefore, do not report their compensation figures publicly. This challenge is offset by the fact that much of the nation’s recreational vehicle manufacturing occurs within the general vicinity of Elkhart County, Indiana, where most of our operating subsidiaries are located, providing us with the opportunity to gain an understanding of industry practices. This understanding is crucial to our Company as the close proximity creates the ever-existing threat of those competitors attempting to attract our key talent.

4.

Align the Pay Plan with Shareholder Interests.  The Committee supports a pay plan that places a significant portion of our executives’ pay at risk, making it variable and dependent upon the pre-tax profits of our business.

5.

Incentivize Sustained Profitability.  The Committee promotes a pay plan that incentivizes our executives to deliver sustained profitability for our Shareholders within the practices of good corporate governance. The three year vesting schedule for LTI not only helps retain key talent, but also incentivizes management to perform over the long term.

6.

Identify and Manage Risk.  Our Committee evaluates and seeks to minimize risk exposure that is inherent in any pay for performance plan. A strong clawback policy, discussed below, helps mitigate the risk as does diligent review and audit of the process that results in compensation decisions.

7.	Review and Evaluate Tally Sheets.
8.	Avoid Change in Control or Post-Employment Obligations for our Top Executives.
9.	Avoid Significant Perquisites for our Executives.

SHAREHOLDER UNDERSTANDING AND FEEDBACK IS IMPORTANT TO US

During Fiscal Year 2014, we began to solicit input and feedback on our compensation program from our Shareholders. The response to date has been overwhelmingly supportive of our program. We will continue to take advantage of opportunities to do so in the future as shareholder understanding and feedback is important to us. Our Director of Corporate Development and Investor Relations, Jeff Tryka, coordinates these discussions for us. Feel free to contact Jeff if you have questions or wish to provide feedback about our compensation program. He can be reached at (574) 970-7912 or investors@thorindustries.com.

OUR SAY ON PAY RESULTS

Last year, our Shareholders voted “yes” to approve our Plan at a remarkable rate of 99.1%. Our Plan is unique, so we are proud of our Say on Pay voting results. We strive to provide a fully transparent disclosure of our Plan and invite questions from our Shareholders. It’s important to us that our Shareholders understand the Plan on which they are voting and the rationale that supports it. We believe that our Shareholders’ support for our Plan is well founded and that our Plan is the right plan to incentivize performance that drives long-term shareholder value.

OUR EXECUTIVE COMPENSATION PLAN: ITS ELEMENTS AND WHY WE OFFER THEM

A hallmark to our compensation plan is its simplicity. There are three elements to the plan: base salary, non-equity incentive compensation (our MIP), and equity incentive compensation (our LTI).

Base Salary

Our Compensation and Development Committee considers industry norms as well as benchmarking data from companies of similar size in seeking to determine an appropriate base salary. The base salaries are part of a comprehensive compensation package paid to our executives and are determined accordingly so that the overall compensation package payable to an executive in any given year is commensurate with relevant factors such as benchmarking, experience, talent, contribution, industry standards, expectations, and performance.

On an annual basis, all employees’ base salaries are reviewed for possible adjustments. Adjustments, though, are not automatic. Instead, they are determined in conjunction with available benchmarking data and/or merit-based factors, driven either by exceptional performance or promotion that often is rooted in experience with our Company. For our executives, the Compensation and Development Committee considers the market practices of similarly-situated companies as a guide for recognized ranges of compensation.

For Fiscal Year 2014, our CEO did not receive a base salary increase. For the NEOs disclosed in our last Proxy Statement, salary increases were granted to Mrs. Zuhl, who was promoted to Vice President and Chief Financial Officer in October of 2013, and to Mr. Woelfer, Senior Vice President, General Counsel, and Corporate Secretary. These increases were granted based on merit and to better align their pay with benchmarks.

Variable Incentive Compensation

For Fiscal Year 2014, our NEO’s, including our CEO, compensation was approximately 75% incentive-based pay. Our philosophy supports this type of heavy reliance on variable performance-based pay.

Cash Incentive Awards

Cash incentive compensation consists of (i) performance-based incentive awards and (ii) discretionary bonuses. The financial metrics for the performance-based cash incentive compensation for our NEOs are determined prior to our Fiscal Year. Our Compensation and Development Committee considers non-financial, compliance, and other qualitative performance factors in determining actual compensation payouts for executive officers. The amount of cash incentive compensation for our NEOs is generally determined and paid on a quarterly basis. As mentioned above, our Board of Directors also has the ability to seek recoupment or clawback of any incentive-based compensation paid within the last three (3) years that is ultimately determined to have been based upon financial statements that require a subsequent restatement.

In Fiscal Year 2014, the measures of performance and cash incentive payouts for our NEOs were as follows:

Name	Performance Metric (1)	Award
Peter B. Orthwein	0.5% of Company Pre-Tax Profit	$1,238,970
Robert W. Martin	1.75% of Company Pre-Tax Profit	$4,336,396
Dominic Romeo (2)	0.15% of Company Pre-Tax Profit	N/A
Colleen A. Zuhl	0.075% of Company Pre-Tax Profit plus Discretionary	$335,846
Todd Woelfer	0.075% of Company Pre-Tax Profit plus Discretionary	$335,846
Kenneth D. Julian	0.05% of Company Pre-Tax Profit plus Discretionary	$223,628
(1) The calculation for determining the awards issued under the MIP plan are based upon pre-tax profits adjusted for certain items.
(2) Mr. Romeo resigned from the Company effective October 1, 2013 and was not eligible for an award.

The receipt of the cash incentive compensation is contingent upon the executive being employed with the Company or an operating subsidiary at the time of payment and certification by our Compensation and Development Committee that the amount earned was achieved.

In determining eligibility for a discretionary award, our Compensation and Development Committee considered our overall performance, including our profitability, individual performance, and the reasonableness of the recommended bonus amounts in relation to their collective knowledge of the compensation paid to similarly-situated executives in peer and comparably-sized companies. In drawing comparisons against our compensation Peer Group that is discussed in more detail below and other companies, members of our Compensation and Development Committee considered data provided by the independent consultant retained by the Committee, Towers Watson, and individually and informally consulted various publicly and privately available sources.

Long-Term Equity Incentive Plan

In 2012, our Compensation and Development Committee approved a performance-based equity incentive Plan, our LTI, for certain corporate executives and key managers at Thor’s subsidiaries.

Like the MIP, the LTI uses net profit before taxes adjusted for certain items as the metric to determine the awards granted under the Plan. The LTI creates incentive among not just certain corporate executives, but also our management teams at our operating subsidiaries. The inclusion of key management personnel at the operating subsidiary levels acts to further incentivize operating margin improvement and, thereby, pre-tax net profit improvement, all to the benefit of our Shareholders. As referenced above, we are mindful that our LTI uses the same metric as our MIP. Like all elements of our compensation program, we evaluate the LTI annually. In this process, we have considered adding additional metrics to this program. After a thorough review, we elected to leave the LTI as a single metric for the following reasons that are unique to our Company. First, our system yields pay that is commensurate with compensation programs offered by our competitors. Second, our industry is geographically centralized which creates an ever-present threat to our key talent. Third, the simplicity of our program is both important to our key managers and consistent with programs offered by our competitors, making it essential to our ability to attract and retain key talent. Fourth, pre-tax net profit, both short term and long term, is impacted by virtually all of the other metrics that were considered and that other companies utilize; therefore, while we may use one ultimate metric, there are myriad of performance measures that account for that ultimate metric. Given the industry-wide usage of this metric and our history of its use, our executives and managers are keenly aware of these additional metrics that drive the ultimate pre-tax net profit number. Fifth, pre-tax net profit has proven to be the key indicator of our ability to drive return to our Shareholders. For these reasons, we remain committed to the single metric system that has served our Company and our Shareholders so well throughout the years – first with our MIP and more recently with our LTI.

The LTI awards restricted stock units instead of cash. Participants remaining as employees of our Company or one of its subsidiaries through the vesting period described below will become owners of Company stock, further aligning their interests with those of our Shareholders.

Importantly, the restricted stock units will vest in three (3) equal annual installments on the first, second, and third anniversary dates of the grant. This incentivizes management to think like owners and focus on long term performance to the benefit of our Shareholders. If the participant ceases to be employed by the Company or one of its subsidiaries, he or she will immediately forfeit all restricted stock units awarded under the LTI that have not vested, in the absence of a discretionary adjustment by the Compensation and Development Committee. This vesting provision will further assist us in our efforts to retain our key talent.

For Fiscal Year 2014, the LTI awards for our NEOs were as follows:

Name	FY 2014 Metric (1)	Amount	FY 2013 Metric (1)	Amount
Peter B. Orthwein (2)	N/A	—	N/A	—
Robert W. Martin	0.5% of Company Pre-Tax Profit	$1,238,970	0.5% of Company Pre-Tax Profit	$1,180,254
Dominic A. Romeo (3)	N/A	—	0.3% of Company Pre-Tax Profit	—
Colleen A. Zuhl	0.1% of Company Pre-Tax Profit	$247,794	0.05% of Company Pre-Tax Profit	$118,014
Todd Woelfer	0.1% of Company Pre-Tax Profit	$247,794	0.1% of Company Pre-Tax Profit	$236,029
Kenneth D. Julian (4)	0.1% of Company Pre-Tax Profit	$247,794	0.1% of Company Pre-Tax Profit	$236,029

(1)	The calculation for determining the awards issued under the LTI plan is based upon pre-tax profits adjusted for certain items.

(2)	Mr. Orthwein was not granted an equity award under our LTI due to his significant equity holdings as a founder of our Company.

(3)	Mr. Romeo resigned his position at the Company effective October 1, 2013, and was not eligible to receive this award.

(4)	Mr. Julian was not an NEO in Fiscal Year 2013.

Additional Compensation Elements

Benefits

Our executives generally participate in the same benefit plans available to all full-time employees of the Company. There are no benefits offered to our NEOs that are not available to our broader employee population.

Perquisites

We do not offer any perquisites to our NEOs such as aircraft usage, cars and drivers, security, financial and tax planning, or other forms of perquisites that some publicly-traded companies award to NEOs.

Retirement Plans

Our Company does not offer retirement plans to our NEOs. As part of our Company’s compensation philosophy, we believe that the compensation, taken as a whole, paid to our NEOs is fair and reasonable and, further, is designed to promote retention of key employees, all to the benefit of our Shareholders.

Stock Ownership and Retention Guidelines

In Fiscal Year 2013, our Board adopted stock ownership guidelines for our NEOs and for the members of the Board. The guidelines require retention of the following levels of stock:

Name	Stock level
Chief Executive Officer	5 times base salary
Other NEOs	3 times base salary
Board of Directors	2 times base annual retainer

Our NEOs and Board of Directors must satisfy the requirement within five (5) years of the date of their first LTI award at their current position.

Clawback Policy

As mentioned above, our Board of Directors is required to claw back any incentive based compensation paid to any employee within three (3) years of the issuance of any restated financial statement if such restated financial statement impacts the amount of incentive compensation that should have been paid under any incentive based pay program.

Deferred Compensation Plan

Our current 401(k) plan is not open to employees who make in excess of $115,000 in any year. To offset this, our Company offers a Deferred Compensation Plan to our employees, including those making in excess of $115,000 in any year. Our Deferred Compensation Plan is more fully discussed below. It is important to note, however, that the Company does not offer any matching of funds or any other type of additional compensation in relation to the Deferred Compensation Plan.

Anti-Hedging and Pledging Policy

Our Company prohibits our executive officers and members of its Board of Directors from engaging in any hedging transactions or from pledging any Company stock.

Severance Plans and Change in Control Agreements

Our Company does not typically enter into written employment agreements for severance or for compensation in the event of a change in control. Our key employees are important to the Company’s long-term success and their value is determined by their efforts to improve our performance. From those efforts, these employees create their own protection in the event of a change in control or employment circumstance.

Our 2006 Plan and 2010 Plan each specify that, upon the occurrence of a change in control, all options and/or restricted stock and restricted stock unit awards will automatically become vested and exercisable in full and all restrictions or conditions, if any, on any restricted stock or restricted stock unit awards will automatically lapse. These types of provisions are designed to ensure that plan participants receive the benefits of prior plan awards in the event that a change in control occurs since these events are largely or entirely out of their control.

The aggregate value of change in control and termination benefits for each NEO is summarized below under the subheading, “Potential Payments Upon Termination or Change in Control”.

Tax Deductibility

Section 162(m) of the Internal Revenue Code (“Code”) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by Shareholders, are excluded from the deduction limit. Our Compensation and Development Committee’s policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent it believes it is practical and in our best interests and the best interests of our Shareholders. However, to retain highly skilled executives and remain competitive with other employers, our Compensation and Development Committee has the right to authorize compensation that would not otherwise be deductible under Section 162(m) of the Code or otherwise.

Section 409A of the Code

Our compensation plans and programs are designed to comply with Section 409A of the Code, which places strict restrictions on plans that provide for the deferral of compensation.

How We Make Compensation Decisions and Why We Made Them for Fiscal Year 2014

The Compensation Committee

As referenced above, our Compensation and Development Committee is responsible for oversight of our compensation plan. Each year, the Compensation and Development Committee engages in a thorough evaluation of the performance of our NEOs.

Each year during the tenure of Peter B. Orthwein as CEO and Chairman of our Board, the Compensation and Development Committee conducted an evaluation of his performance, receiving input from the entire Board of Directors. For Fiscal Year 2014, the roles previously held by Mr. Orthwein were bifurcated and the Board of Directors conducted a review of Mr. Orthwein as Executive Chairman and Mr. Martin as CEO. These evaluations are significant factors to the Committee as it determines the base salary and incentive compensation elements of the compensation plans for the Executive Chairman and CEO.

For the other NEOs, the Chairman and CEO evaluated their individual performance and recommended a tailored compensation plan for each individual to the Compensation and Development Committee. Now that the roles of Chairman and CEO have been split, Messrs. Orthwein and Martin work together to conduct such evaluations and develop appropriate recommendations. The Compensation and Development Committee then reviews and votes to approve or modify these recommendations.

For more information on the Compensation and Development Committee, view our Corporate Governance Section of this Proxy Statement. Additionally, the Compensation and Development Committee’s charter can be found on our website at www.thorindustries.com.

Our Independent Compensation Consultant

The Compensation and Development Committee retains an independent compensation consultant, Towers Watson. Towers Watson reports directly to the Committee, and the Committee is empowered to retain or replace Towers Watson or hire additional consultants at any time. A representative of Towers Watson regularly attends the Committee meetings and provides data and advice to the Committee throughout the year. Additionally, a representative from Towers Watson regularly meets in executive session with the Committee.

Towers Watson’s role is to provide market and peer group data and to advise the Committee on compensation-related decisions.

During Fiscal Year 2014, the Compensation Consultant provided the following services to the Committee:

•	Provided periodic reports of executive compensation trends;
•	Provided peer group analysis, including benchmarking data, supporting recommendations for the Company’s executive compensation; and
•	Reviewed drafts and commented on elements of the Company’s Compensation Discussion and Analysis.

In Fiscal Year 2014, the total fees paid to the Compensation Consultant were $199,333.52.

Our Compensation Peer Group

Importantly, Towers Watson assists the Committee in determining an appropriate compensation peer group. Our Company has a unique challenge in its peer review process as many of the companies with whom we directly compete for talent are not publicly-traded and, therefore, do not publicly disclose their compensation practices. Geographic proximity to our competitors makes the competition for key talent an ever-present challenge. Our compensation plans are developed with the knowledge of the plans of these key, non-public competitors in mind and are designed to attract and retain industry leading talent through a program that is reasonable and heavily tied to our Company’s performance. In Fiscal Year 2014, the Company also benchmarked Thor’s executive pay against a peer group of publicly-traded companies and used this data in conjunction with our own industry-specific knowledge in evaluating its executive compensation practices. The Compensation and Development Committee periodically reviews and, as indicated, updates the peer group. Our peer group is comprised of companies with revenue from one-half to two times our revenue. None of our competitors that fall in that range of revenue are publicly-traded so none of our competitors are included in this group. However, our peer group represents manufacturing companies of similar size, profitability, and market capitalization. Additionally, we sought to identify manufacturing firms that introduce their products to market through dealerships or franchises. While the compensation peer group is not comprised of our market competitors, it does provide a meaningful basis for market comparison of our executive compensation packages. We believe the peer group below represents a good comparator group for our Company. Our peer group for Fiscal Year 2014 consisted of the following companies:

Actuant Corporation	Briggs & Stratton Corp.	FLIR Systems, Inc.
Leggett & Platt, Inc.	Armstrong World Industries, Inc.	Fortune Brands Home & Security, Inc.
Polaris Industries, Inc.	Brunswick Corporation	Harley-Davidson, Inc.
AO Smith Corp.	Cooper Tire & Rubber Co.	Lennox International, Inc.
Regal Beloit Corporation	Toro Co.	American Axle Manufacturing, Inc.

In evaluating the competitiveness and reasonableness of our executive compensation practices, we analyze the peer group’s compensation data as reported in their most recent proxy statements. In this process, we measure actual pay data with comparable NEOs and the aggregate NEO compensation. We also evaluate the fixed and incentive-based variables of our compensation program as compared to the peer group. This information is then presented to the Committee for its consideration as it determines the appropriate compensation of our executive officers.

Our CEO Transition

In Fiscal Year 2013, we put a succession plan in motion that, effective as of August 1, 2013, triggered the separation of our Chairman and Chief Executive Officer roles. Peter Orthwein stepped down as CEO and assumed the role of Executive Chairman of the Board while Robert Martin, our former Chief Operating Officer, ascended to the CEO position. During the CEO tenures of our founders, Wade Thompson and Peter Orthwein, the Company paid its CEOs far below benchmarking norms because they were significant shareholders of the Company. As a result, Thor’s peer group ranking for CEO pay was consistently at the very bottom, far below the mean CEO pay despite Thor consistently outperforming many of its peers in a TSR analysis. With the change in leadership from our co-founder, Mr. Orthwein, to Mr. Martin, Thor sought to pay Mr. Martin in a manner consistent with both its compensation philosophy and our compensation peer group benchmarks.

Demonstrating our commitment to the LTI, our philosophy promotes equity compensation as an essential element of compensation for our NEOs. For Mr. Martin’s predecessors, our founders Messrs. Orthwein and Thompson, equity compensation was not essential due to the extremely heavy equity positions they each held as a result of being founders of our Company. In Fiscal Year 2013, upon Mr. Martin’s promotion to COO and consistent with our planned succession to CEO on August 1, 2013, his compensation was adjusted to a level competitive with the CEOs of our compensation peer group. This adjustment resulted in a significant increase to Mr. Martin’s total compensation of approximately 58.3%, establishing his compensation near the midpoint of CEO compensation for our compensation group peers. This substantial increase falls far outside the norm of pay increases for the Company and is attributable to his planned ascension to the CEO position. Upon Mr. Martin’s promotion to CEO, his compensation package remained constant, excluding a one-time promotion related award of 10,000 restricted stock units.

Thus, as outlined above and disclosed in last year’s Proxy Statement, there is a one-time anomaly in our CEO year over year pay analysis that is caused by the transition from the below benchmark pay given to Mr. Orthwein, as a founder, and the normalized pay given to our current CEO, Mr. Martin.

Notably, Mr. Martin’s pay for Fiscal Year 2014 was over 88% incentive-based and was driven solely by the Company’s outstanding performance during the year. The metrics of Mr. Martin’s compensation package have not been adjusted since his short-lived appointment to COO in 2013. Looking ahead, any increase experienced by Mr. Martin in our coming fiscal year will be solely driven by improved Company performance and the corresponding incentive pay.

DRIVING SUCCESS: EVALUATING THE RELATIONSHIP BETWEEN OUR FISCAL YEAR 2014 PERFORMANCE AND OUR NEO COMPENSATION

Historically, our philosophy works for our Company and its Shareholders by establishing a direct relationship between performance and NEO compensation. Fiscal Year 2014 was no exception. Thor is proud of our Fiscal Year 2014 results of our continuing operations, which include:

•	Company Record Total Sales of $3.53 billion, up nearly 9% from Fiscal Year 2013’s prior record level;
•	Record High Net Income of $175.5 million;
•	Towable RV sales up 3% over Fiscal Year 2013;
•	Motorized RV sales up 36% over Fiscal Year 2013; and
•	Diluted Earnings Per Share of $3.29, a record high level;

The success of our philosophy is demonstrated by the relationship between Company performance and NEO compensation. The chart below compares the percentage growth of our total NEO compensation2, CEO (Mr. Martin) compensation, sales, and net income for Fiscal Year 2014. In Fiscal Year 2014, sales and earnings from continuing operations increased by 9% and 16%, respectively. Driven solely by increases in incentive pay calculated on the same metric in Fiscal Years 2013 and 2014, the compensation of Mr. Martin, our CEO, increased by 4.1%. During that same period, our total NEO compensation decreased by 1.9%.

1 Wholly driven by the impact of increased performance that resulted in corresponding increases in Mr. Martin’s variable incentive pay, the metrics of which were unchanged.

2 For purposes of this comparison, the Fiscal Year 2014 NEOs include the following: Peter Orthwein, Robert Martin, Colleen Zuhl, Todd Woelfer, and Ken Julian. The Fiscal Year 2013 NEOs included: Peter Orthwein, Robert Martin, Todd Woelfer, Dominic Romeo, and Andrew Imanse.

The chart that follows tracks a $100 investment in our stock and in the average performance of the stocks of a comparator group consisting of recreational vehicle-related businesses since the beginning of our Fiscal Year 2010. It is important to note that the comparison is with companies from our market space: Drew Industries (DW), Spartan Motors (SPAR), Skyline (SKY), and Winnebago (WGO). These companies that represent our industry are not included in our compensation peer group due to the difference in size with our Company (they are outside the range of one-half to two times our revenue). The chart assumes dividend reinvestment. Far outpacing the performance of our industry comparator group during the last 5 years, an investment in Thor’s stock would have realized a return of just over 165%.

REPORT OF THE COMPENSATION AND DEVELOPMENT COMMITTEE

We, the Compensation and Development Committee of the Board of Directors of Thor Industries, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. After its review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2014.

The Compensation and Development Committee

Jan H. Suwinski, Chair

Andrew E. Graves

Geoffrey A. Thompson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation and Development Committee is comprised entirely of the three (3) independent directors listed on the previous page. No member of the Compensation and Development Committee is a current or, during our Fiscal Year 2014 or anytime before, was a former officer or employee of the Company or any of its operating subsidiaries. During Fiscal Year 2014, no member of the Compensation and Development Committee had a relationship that must be described under SEC rules relating to disclosure of related person transactions. In Fiscal Year 2014, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation and Development Committee of the Company.

COMPENSATION RISK ASSESSMENT

As our Compensation and Development Committee evaluates our compensation programs, it considers many areas of risk potentially associated with the various programs as well as steps that can be taken to mitigate those risks. This process includes consideration of many factors, including:

•

Oversight of the business and our MIP and LTI provided to our Executive Chairman (a co-founder of our Company who owns a substantial number of our shares), our Chief Executive Officer, our Chief Financial Officer, and our Board.

•	Our entrepreneurial culture, which we believe encourages employees to think like owners.

•	Our internal controls, which we believe have been strengthened over the past several years.

•	Rigorous internal audits that are conducted throughout our Company.

•	Our enterprise risk management program, an annual assessment of the risks facing our Company led by senior management with the participation of outside advisers.

•	Stock Ownership Guidelines that encourage long-term value creation, balancing the focus of our MIP and LTI on short-term profits.

•	The performance criteria of our MIP and LTI, which emphasizes overall business results over individual performance.

•

Linear award calculations under our MIP and LTI, with no steep payout curves or disproportionate increases in compensation payout thresholds that might create incentives to take greater risks for greater rewards.

•	The same metric – pre-tax profits as adjusted for certain items – used each year; this metric has not been switched to take advantage of any benefits associated with short-term circumstances.

•	Our ability to consider non-financial, compliance, and other qualitative performance factors in determining actual compensation payouts for executive officers.

•	Our ability to use downward discretion and claw back payments.

•	Finance officers of each of our operating subsidiaries report to our Chief Financial Officer.

Management and the Compensation and Development Committee will continue to regularly evaluate the risks associated with our compensation programs and will consider changes necessary to prevent incentives to take excessive risk. As a result of our most recent evaluation, we do not believe that our compensation programs created risks that are reasonably likely to have a material adverse affect on the Company. To the contrary, we believe that the programs promote sound business judgment and align employee performance with the realization of the Company’s strategic plan and maximization of shareholder value.

EXECUTIVE COMPENSATION

The following tables, narrative, and footnotes disclose the compensation paid to the Named Executive Officers of the Company. The Named Executive Officers include the: Executive Chairman, Chief Executive Officer, former Chief Financial Officer, Vice President and Chief Financial Officer, Senior Vice President, General Counsel, and Corporate Secretary, and Vice President, Administration and Human Resources.

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation awarded to our Named Executive Officers in Fiscal Year 2014, Fiscal Year 2013, and Fiscal Year 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Peter B. Orthwein, Executive Chairman	2014 2013 2012	750,000 750,000 750,000	— — —	— — —	— — —	1,238,970(3) 1,180,260 903,455	— — —	— — —	1,988,970 1,930,260 1,653,455

Robert W. Martin, President and Chief Executive Officer(4)	2014 2013 2012	750,000 746,635 373,077	— — —	1,238,970(5) 1,180,254 603,163	— — —	4,336,396(6) 4,130,911 2,845,263	— — —	— 18,477(7) 17,785	6,325,366 6,076,277 3,839,288

Dominic A. Romeo, Former Senior Vice President, Treasurer, and Chief Financial Officer	2014 2013 2012	127,500 312,500 N/A	— 150,000 N/A	327,303(8) 749,991 N/A	— — N/A	— 227,078 N/A	— — N/A	83,333(9) — N/A	538,136 1,439,569 N/A

Colleen A. Zuhl, Vice President and Chief Financial Officer(10)	2014 2013 2012	454,423 185,539 N/A	150,000 302,000 N/A	247,794(11) 163,167 N/A	— — N/A	185,846(12) — N/A	— — N/A	— — N/A	1,038,063 650,706 N/A

Todd Woelfer, Senior Vice President, General Counsel, and Corporate Secretary	2014 2013 2012	496,923 392,308 N/A	150,000 290,000 N/A	247,794(13) 236,029 N/A	— — N/A	185,846(14) — N/A	— — N/A	— — N/A	1,080,563 918,337 N/A

Kenneth D. Julian Vice President, Administration and Human Resources(15)	2014 2013 2012	345,692 N/A N/A	100,000 N/A N/A	247,794(16) N/A N/A	— N/A N/A	123,628(17) N/A N/A	— N/A N/A	— N/A N/A	817,114 N/A N/A

(1)	All compensation figures in this table are rounded to the nearest dollar amount.

(2)	For Fiscal Year 2014, the amounts in this column reflect the payment of discretionary bonuses.

(3)

This amount consists of a non-equity incentive plan award paid to Mr. Orthwein for Fiscal Year 2014 which was based on the same formula on which he was compensated in Fiscal Year 2013 equal to 0.5% of our pre-tax profits (excluding gain realized on the sale of the bus group and certain impairment charges) for each fiscal quarter during the fiscal year.

(4)	Mr. Martin was promoted from RV Group President to Chief Operating Officer in August 2012. Mr. Martin was promoted to Chief Executive Officer in August 2013.

(5)

This amount consists of a non-equity incentive plan award paid to Mr. Martin for Fiscal Year 2014 which was based on a formula equal to 0.5% of our pre-tax profits (excluding gain realized on the sale of the bus group and certain impairment charges) for each fiscal quarter during the fiscal year.

(6)

This amount consists of an equity incentive plan award to Mr. Martin in Fiscal Year 2014 which was based on a formula equal to 1.75% of our pre-tax profits (excluding gain realized on the sale of the bus group and certain impairment charges).

(7)	This amount consisted of premiums for executive life insurance and disability insurance plans. This perquisite ceased in Fiscal Year 2014.

(8)

Mr. Romeo resigned from his position at the Company effective October 1, 2013. Mr. Romeo remained with the Company in the role of a consultant through October 3, 2014. One third of the restricted stock units awarded to Mr. Romeo upon his employment with the Company vested during his employment. Upon his resignation, Mr. Romeo was awarded 6,281 restricted stock units that vest upon his completion of the one-year consultancy term as agreed upon in his Consultant Agreement.

(9)	This amount consists of an amount paid to Mr. Romeo for consulting fees per his consulting agreement with the Company.

(10)	Mrs. Zuhl was Vice President and Controller and Interim Chief Financial Officer during Fiscal Year 2013 and Director of Finance in Fiscal Year 2012.

(11)

This amount consists of an equity incentive plan award to Mrs. Zuhl for Fiscal Year 2014 which was based on a formula equal to 0.1% of our pre-tax profits (excluding gain realized on the sale of the bus group and certain impairment charges).

(12)

This amount consists of a non-equity incentive plan award to Mrs. Zuhl for Fiscal Year 2014 which was based on a formula equal to 0.075% of our pre-tax profits (excluding gain realized on the sale of the bus group and certain impairment charges).

(13)

This amount consists of an equity incentive plan award to Mr. Woelfer for Fiscal Year 2014 which was based on a formula equal to 0.1% of our pre-tax profits (excluding gain realized on the sale of the bus group and certain impairment charges).

(14)

This amount consists of a non-equity incentive plan award to Mr. Woelfer for Fiscal Year 2014 which was based on a formula equal to 0.075% of our pre-tax profits (excluding gain realized on the sale of the bus group and certain impairment charges).

(15)	Mr. Julian was Vice President, Human Resources during Fiscal Year 2012 and Fiscal Year 2013, but was not considered an NEO during those years.

(16)

This amount consists of an equity incentive plan award to Mr. Julian for Fiscal Year 2014 which was based on a formula equal to 0.1% of our pre-tax profits (excluding gain realized on the sale of the bus group and certain impairment charges).

(17)

This amount consists of an equity incentive plan award to Mr. Julian for Fiscal Year 2014 which was based on a formula equal to 0.05% of our pre-tax profits (excluding gain realized on the sale of the bus group and certain impairment charges).

Grants of Plan-Based Awards for Fiscal Year 2014

The following table summarizes the grants made to each of our NEOs during Fiscal Year 2014 under our 2006 Plan, 2010 Plan, or other plans or arrangements.

		Estimated Future Payouts Under Non Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Share Awards: Number Of	All Other Option Awards: Number of Shares	Exercise or Base Price of Option	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares or Units	Underlying Options (#)	Awards ($/Sh)	Share and Option Awards (1)

Peter B. Orthwein											—

Robert W. Martin					(2)	(2)	(2)				$1,238,970

Dominic Romeo (3)								6,281(4)			$327,303

Colleen A. Zuhl					(5)	(5)	(5)				$247,794

Todd Woelfer					(6)	(6)	(6)				$247,794

Kenneth D. Julian					(7)	(7)	(7)				$247,794

(1)	Represents the fair value per share of awards as of the grant date pursuant to FASB ASC Topic 718.

(2)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Martin was granted a performance-based equity incentive award under the 2010 Plan payable in restricted stock units equal to 0.5% of our pre-tax profits (excluding gain realized on the sale of the bus group and certain impairment charges) during Fiscal Year 2014 (the actual amount of this award was $1,238,970). The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate thresholds, targets, or maximum amounts for such award.

(3)	Mr. Romeo resigned his position with the Company effective October 1, 2013.

(4)	As shown under the column “Share Awards” in the Summary Compensation Table, Mr. Romeo was granted 6,281 restricted stock units upon his resignation with the Company. The restricted stock units vest upon Mr. Romeo’s completion of his one-year Consultant Agreement. See page 44 for more details.

(5)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mrs. Zuhl was granted a performance-based equity incentive award under the 2010 Plan payable in restricted stock units equal to 0.1% of our pre-tax profits (excluding gain realized on the sale of the bus group and certain impairment charges) during Fiscal Year 2014 (the actual amount of this award was $247,794). The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate thresholds, targets, or maximum amounts for such award.

(6)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Woelfer was granted a performance-based equity incentive award under the 2010 Plan payable in restricted stock units equal to 0.1% of our pre-tax profits (excluding gain realized on the sale of the bus group and certain impairment charges) during Fiscal Year 2014 (the actual amount of this award was $247,794). The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate thresholds, targets, or maximum amounts for such award.

(7)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Julian was granted a performance-based equity incentive award under the 2010 Plan payable in restricted stock units equal to 0.1% of our pre-tax profits (excluding gain realized on the sale of the bus group and certain impairment charges) during Fiscal Year 2014 (the actual amount of this award was $247,794). The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate thresholds, targets, or maximum amounts for such award.

Executive Employment Agreements

Historically, we have not entered into employment agreements with our NEOs. Currently, none of our NEOs have a written employment agreement.

Summaries of Equity Compensation Plans

Thor Industries, Inc. 2010 Equity and Incentive Plan

We have adopted, and our Shareholders have approved, our 2010 Plan. Our 2010 Plan is designed to enable us to obtain and retain the services of the types of employees and directors who will contribute to our long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of our Shareholders. Our Board approved our 2010 Plan on October 25, 2010. The maximum number of shares issuable under our 2010 Plan is 2,000,000 (subject to adjustment) of which a maximum of 1,000,000 shares can be awarded as restricted stock or restricted stock units.

Our 2010 Plan is administered by the Compensation and Development Committee (our “Committee”). Our Committee may consist solely of two or more members of our Board who qualify as “outside directors” within the meaning of Section 162(m) of the Code, and as “non-employee directors” under Rule 16b-3 as promulgated under Section 16 of the Exchange Act.

Eligibility

Awards may be granted to our employees and directors and those individuals whom our Committee determines are reasonably expected to become employees or directors following the date of the grant of the Award (“Participants”), provided that incentive stock options may be granted only to employees. Awards may be in the form of options (incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, performance compensation awards, and stock appreciation rights (collectively, “Awards”).

Options

Options may be granted as incentive stock options (stock options intended to meet the requirements of Section 422 of the Code) or nonstatutory stock options (stock options not intended to meet such requirements) and will be granted in such form and will contain such terms and conditions as our Committee deems appropriate. The term of each option will be fixed by our Committee, but no incentive stock option may be exercisable after the expiration of ten (10) years from the grant date; provided, that, in the case of incentive stock options granted to a 10% shareholder, the term of such option may not exceed five (5) years from the grant date. The exercise price of each incentive stock option may not be less than 100% of the fair market value of the Common Stock subject to the option on the date of grant; provided, that, in the case of incentive stock options granted to a 10% shareholder, the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each nonstatutory stock option may not be less than 100% of the fair market value of the Common Stock subject to the option on the date of grant. Our Committee will determine the time or times at which, or other conditions upon which, an option will vest or become exercisable. Payment in respect of the exercise of an option may be made in cash or by certified or bank check, or our Committee may, in its discretion and to the extent permitted by law, allow such payment to be made by surrender of unrestricted shares of Common Stock (with a fair market value equal to the exercise price) that have been held by the Participant for any period deemed necessary by our accountants to avoid an additional compensation charge, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have a fair market value equal to the exercise price, or through a broker-assisted cashless exercise program, a net exercise method, or in any other form of legal consideration that may be acceptable to our Committee.

Restricted Stock and Restricted Stock Units

Our Committee may award actual shares of our Common Stock (“Restricted Stock”) or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of our Common Stock (“Restricted Stock Units”), which award may, but need not, provide that such Restricted Stock or Restricted Stock Units may not be sold, assigned, transferred, or otherwise disposed of, pledged, or hypothecated as collateral for a loan or as security for the performance of an obligation or for any other purpose for such period (the “Restricted Period”) as our Committee shall determine. Subject to the restrictions set forth in the Award, Participants who are granted Restricted Stock generally will have the rights and privileges of a shareholder as to such restricted stock, including the right to vote such restricted stock. Cash dividends and stock dividends with respect to Restricted Stock may be withheld by our Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by our Committee. The cash dividends or stock dividends so withheld by our Committee and attributable to any particular share of Restricted Stock will be distributed to the Participant in cash or, at the discretion of our Committee, in shares of Common Stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on such shares. The Restricted Period shall commence on the date of the grant and end at the time or times set forth on a schedule established by our Committee in the applicable Award agreement. At the discretion of our Committee, cash dividends and stock dividends (“Dividend Equivalents”) also may be paid with respect to Restricted Stock Units which, if credited, shall be withheld for the Participant’s account and distributed upon the settlement of the Restricted Stock Unit. If the Restricted Stock or the Restricted Stock Units, as applicable, are forfeited, the Participant shall have no right to such dividends and/or Dividend Equivalents.

Performance Compensation Awards

Our 2010 Plan provides our Committee with the authority, at the time of grant of any Award (other than options and stock appreciation rights granted with an exercise price or grant price equal to or greater than the fair market value per share of stock on the date of the grant), to designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In addition, our 2010 Plan provides our Committee with the authority to make an Award of a cash bonus to any Participant and designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

The maximum performance compensation award payable to any one Participant under our 2010 Plan for a Performance Period is 2,000,000 shares of our Common Stock or, in the event such performance compensation award is paid in cash, the equivalent cash value thereof, as determined by our Committee. If the performance compensation award is in the form of Restricted Stock or Restricted Stock Units, then the maximum performance compensation award payable to any one Participant for a Performance Period is 1,000,000 shares of our Common Stock. The maximum amount that can be paid in any calendar year to any Participant pursuant to a performance compensation award in the form of a cash bonus is $10,000,000.

Stock Appreciation Rights

Stock appreciation rights may be granted either alone (“Free Standing Rights”) or, provided the requirements of our 2010 Plan are satisfied, in tandem with all or part of any option granted under our 2010 Plan (“Related Rights”). Upon exercise thereof, the holder of a stock appreciation right would be entitled to receive from our Company an amount equal to the product of (i) the excess of the fair market value of our Common Stock on the date of exercise over the exercise price per share specified in such stock appreciation right or its related option, multiplied by (ii) the number of shares for which such stock appreciation right is exercised. The exercise price of a Free Standing Right shall be determined by our Committee, but shall not be less than 100% of the fair market value of our Common Stock on the date of grant of such Free Standing Right. A Related Right granted simultaneously with or subsequent to the grant of an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option. A stock appreciation right may be settled, at the sole discretion of our Committee, in cash, shares of our Common Stock, or a combination thereof.

Change in Control

In the event of a Change in Control (as defined in our 2010 Plan) of our Company, and either in or not in combination with another event such as a termination of the applicable Participant’s service by our Company without cause, unless otherwise provided in an Award agreement, all options and stock appreciation rights will become immediately exercisable with respect to 100% of the shares subject to such option or stock appreciation rights, and the restrictions will expire immediately with respect to 100% of such shares of Restricted Stock or Restricted Stock Units subject to such Award (including a waiver of any applicable Performance Goals). In addition, unless otherwise provided in an Award agreement, all incomplete Performance Periods in respect of a performance compensation award will end upon a Change in Control, and our Committee will (a) determine the extent to which performance goals with respect to each such Performance Period have been met, and (b) cause to be paid to the applicable Participant partial or full performance compensation awards with respect to performance goals for each such Performance Period based upon our Committee’s determination of the degree of attainment of performance goals or assuming that applicable “target” levels of performance have been attained or on such other basis as determined by our Committee. Further, in the event of a Change in Control, our Committee may in its discretion and upon advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of our Common Stock received or to be received by other Shareholders of our Company in the event.

Thor Industries, Inc. 2006 Equity Incentive Plan

On December 5, 2006, we adopted our 2006 Plan which is designed to enable us and our affiliates to obtain and retain the services of the types of employees, consultants, and directors who will contribute to our long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of our Shareholders.

Our 2006 Plan was designed, among other things, to replace our 1999 Plan (as defined below) and our Restricted Stock Plan adopted in 1997 (our “1997 Plan”). When our Board approved our 2006 Plan, it also approved the termination of our 1999 Plan and our 1997 Plan, each effective upon the approval of the 2006 Plan by our Shareholders. As a result, there were no further grants of options, restricted stock, or other equity-based awards pursuant to either our 1999 Plan or 1997 Plan.

The maximum number of shares available for the grant of awards under our 2006 Plan is 1,100,000 subject to adjustment in accordance with the terms of our 2006 Plan, which is approximately the same number of shares that were available for issuance under our 1999 Plan and our 1997 Plan when those plans were terminated.

Our 2006 Plan is administered by our Compensation and Development Committee, which has the power and authority to select 2006 Participants (as defined below) in such plan and grant 2006 Awards (as defined below) to such participants pursuant to the terms of such plan.

2006 Awards may be granted to employees, directors, and, in some cases, consultants and those individuals whom our Compensation and Development Committee determines are reasonably expected to become employees, directors, or consultants following the date of the grant of the Award (the “2006 Participants”), provided that incentive stock options may be granted only to employees. 2006 Awards may be in the form of options (incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, performance compensation awards, and stock appreciation rights (collectively, “2006 Awards”).

Options

Options may be granted as incentive stock options (stock options intended to meet the requirements of Section 422 of the Code) or nonstatutory stock options (stock options not intended to meet such requirements) and will be granted in such form and will contain such terms and conditions as our Compensation and Development Committee deems appropriate. The term of each option will be fixed by our Compensation and Development Committee but no incentive stock option may be exercisable after the expiration of ten (10) years from the grant date; provided, that, in the case of incentive stock options granted to a 10% shareholder, the term of such option may not exceed five (5) years from the grant date. The exercise price of each incentive stock option may not be less than 100% of the fair market value of our Common Stock subject to the option on the date of grant; provided, that, in the case of incentive stock options granted to a 10% shareholder, the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each nonstatutory stock option may not be less than 100% of the fair market value of our Common Stock subject to the option on the date of grant unless such nonstatutory stock option satisfies the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code. Our Compensation and Development Committee will determine the time or times at which, or other conditions upon which, an option will vest or become exercisable.

Restricted Stock and Restricted Stock Units

Our Compensation and Development Committee may award actual shares of Common Stock (“Restricted Stock”) or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of Common Stock (“Restricted Stock Units”), which award may, but need not, provide that such Restricted Stock or Restricted Stock Units may not be sold, assigned, transferred, or otherwise disposed of, pledged, or hypothecated as collateral for a loan or as security for the performance of an obligation or for any other purpose for such period as our Compensation and Development Committee shall determine. Subject to the restrictions set forth in the Award, Participants who are granted Restricted Stock generally will have the rights and privileges of a shareholder as to such restricted stock, including the right to receive dividends and vote such restricted stock.

Performance Compensation Awards

Our 2006 Plan provides our Compensation and Development Committee with the authority to designate certain 2006 Awards as performance compensation awards in order to qualify such 2006 Awards as “performance-based compensation” under Section 162(m) of the Code. In addition, our 2006 Plan provides our Compensation and Development Committee with the authority to make a 2006 Award of a cash bonus to any Participant and designate such 2006 Award as a performance compensation award in order to qualify such 2006 Award as “performance-based compensation” under Section 162(m) of the Code.

The maximum performance compensation award payable to any one Participant under our 2006 Plan for a Performance Period is 1,100,000 shares of common stock or, in the event such performance compensation award is paid in cash, the equivalent cash value thereof, as determined by our Compensation and Development Committee. The maximum amount that can be paid in any calendar year to any Participant pursuant to a Performance Compensation Award in the form of a cash bonus is $10,000,000.

Stock Appreciation Rights

Stock appreciation rights may be granted either alone (“Free Standing Rights”) or, provided the requirements of our 2006 Plan are satisfied, in tandem with all or part of any option granted under the 2006 Plan (“Related Rights”). Upon exercise thereof, the holder of a stock appreciation right would be entitled to receive from us an amount equal to the product of (i) the excess of the fair market value of our Common Stock on the date of exercise over the exercise price per share specified in such stock appreciation right or its related option, multiplied by (ii) the number of shares for which such stock appreciation right is exercised. The exercise price of a Free Standing Right shall be determined by our Compensation and Development Committee, but shall not be less than 100% of the fair market value of our Common Stock on the date of grant of such Free Standing Right. A Related Right granted simultaneously with or subsequent to the grant of an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option. A stock appreciation right may be settled, at the sole discretion of our Compensation and Development Committee, in cash, shares of our Common Stock, or a combination thereof.

Change in Control

In the event of a change in control, unless otherwise provided in a 2006 Award agreement, all options and stock appreciation rights will become immediately exercisable with respect to 100% of the shares subject to such option or stock appreciation rights, and the restrictions will expire immediately with respect to 100% of such shares of Restricted Stock or Restricted Stock Units subject to such 2006 Award (including a waiver of any applicable Performance Goals). In addition, unless otherwise provided in a 2006 Award agreement, all incomplete Performance Periods in respect of a performance compensation award will end upon a change in control, and our Compensation and Development Committee will (a) determine the extent to which performance goals with respect to each such Performance Period have been met and (b) cause to be paid to the applicable Participant partial or full performance compensation awards with respect to performance goals for each such Performance Period based upon our Compensation and Development Committee’s determination of the degree of attainment of performance goals. Further, in the event of a change in control, our Compensation and Development Committee may in its discretion and upon advance notice to the affected persons, cancel any outstanding 2006 Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such 2006 Awards based upon the price per share of our Common Stock received or to be received by other Shareholders in the event.

Amendment and Termination

Our Board, at any time and from time to time, may amend or terminate our 2006 Plan. However, except as provided otherwise in our 2006 Plan, no amendment shall be effective unless approved by our Shareholders to the extent Shareholder approval is necessary to satisfy any applicable law or securities exchange listing requirements. Our Compensation and Development Committee, at any time and from time to time, may amend the terms of any one or more 2006 Awards; provided, however, that our Compensation and Development Committee may not make any amendment which would otherwise constitute an impairment of the rights under any 2006 Award unless we request the consent of the 2006 Participant and the 2006 Participant consents in writing.

1999 Stock Option Plan

Our 1999 Plan was adopted by our Board in July 1999 and by our Shareholders in September 1999 and provided for the grant of incentive stock options and nonstatutory options to our employees and directors. Our 1999 Plan was frozen effective as of December 5, 2006.

Upon the occurrence of a change in control, all options granted pursuant to our 1999 Plan will automatically become vested and exercisable in full.

Under certain circumstances, in the event option holders engage in certain prohibited behavior, options can be forfeited at the discretion of our Compensation and Development Committee. In addition, any gains realized by option holders may have to be repaid under certain circumstances.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth information concerning option awards and share awards held by our NEOs as of July 31, 2014. Share amounts and exercise prices have been adjusted, as necessary, to reflect the 2 for 1 split in our stock effective January 26, 2004.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)

Peter B. Orthwein	—	—	—	—	—		—
Robert W. Martin	—	—	—	—	44,882	(1)	$2,377,400
Dominic Romeo(2)	—	—	—	—	6,281	(3)	$332,705
Colleen A. Zuhl	—	—	—	—	2,964	(4)	$157,003
Todd Woelfer	—	—	—	—	4,252	(5)	$225,228
Kenneth D. Julian	—	—	—	—	7,569	(6)	$400,930

(1)

Mr. Martin received a restricted stock award of 10,041 shares on June 8, 2012, which vests on the anniversaries of the date of grant. The remaining shares vest as follows: 2,008 shares on each of the third, fourth, and fifth anniversaries of the date of grant. On September 7, 2012, Mr. Martin received a restricted stock award of 9,498 shares that vest as follows: 1,899 shares on each of the second, third, fourth, and fifth anniversaries of the date of grant. On August 1, 2013, Mr. Martin received a restricted stock unit award of 10,000 shares that vest in three equal annual installments commencing on October 1, 2014. Mr. Martin received a restricted stock unit award on October 9, 2013. These shares vest in three equal annual installments commencing on the one year anniversary date of the award.

(2)	Mr. Romeo resigned his position with the Company effective October 1, 2013.

(3)

Mr. Romeo was granted 6,281 restricted stock units upon his resignation with the Company effective October 1, 2013. The restricted stock units vest upon Mr. Romeo’s completion of his one-year Consultant Agreement. See page 44 for more details.

(4)

Mrs. Zuhl received a restricted stock unit award on October 9, 2012. These shares vest in three equal annual installments commencing on the one year anniversary date of the award. Mrs. Zuhl received a restricted stock unit award on October 9, 2013. These shares vest in three equal annual installments commencing on the one year anniversary date of the award.

(5)	Mr. Woelfer received a restricted stock unit award on October 9, 2013. These shares vest in three equal annual installments commencing on the one year anniversary date of the award.

(6)

Mr. Julian received a restricted stock unit award on October 1, 2012. These shares vest in three equal annual installments commencing on the one year anniversary date of the award. Mr. Julian received a restricted stock unit award on October 9, 2013. These shares vest in three equal annual installments commencing on the one year anniversary date of the award.

Option Exercises and Shares Vested in Fiscal Year 2014

There were no options exercised by our NEOs in Fiscal Year 2014. None of our NEOs own options and none were awarded in Fiscal Year 2014. The following table summarizes information regarding the vesting of share awards for each NEO in Fiscal Year 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Peter B. Orthwein	—	—	—	—
Robert W. Martin	—	—	3,910	$214,822
Dominic Romeo (2)	—	—	6,281	$370,453
Colleen A. Zuhl	—	—	418	$23,203
Todd Woelfer	—	—	—	—
Kenneth D. Julian	—	—	1,657	$97,730

(1)	Represents the amount realized based on the difference between the market price of the Company’s Common Stock on the date of exercise and the exercise price.
(2)

Mr. Romeo received a restricted stock unit award on February 4, 2013, upon his employment with the Company. Mr. Romeo resigned from the Company effective October 1, 2013. One-third of the restricted stock units awarded to Mr. Romeo upon his employment with the Company vested during his employment.

Non-Qualified Deferred Compensation for Fiscal Year 2014

The following table shows the contributions, earnings, and account balances for Fiscal Year 2014 for the NEOs participating in our Deferred Compensation Plan.

Name	Executive Contributions in Fiscal Year 2014 ($)(1)	Registrant Contributions in Fiscal Year 2014 ($)	Aggregate Earnings in Fiscal Year 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 7/31/14 ($)

Colleen A. Zuhl	—	—	$4,685	—	$40,278
Todd Woelfer	$17,308	—	$39	—	$17,347
Kenneth D. Julian	$28,224	—	$2,623	—	$45,377

(1)	The amounts shown as contributions are also included in the amounts shown as Fiscal Year 2014 salary column of the Summary Compensation Table above.

Summary of Deferred Compensation Plan

On December 9, 2008, our Board approved and adopted the amended and restated Thor Industries, Inc. Deferred Compensation Plan (our “Deferred Compensation Plan”), which was amended and restated primarily to comply with Section 409A of the Code. The general purpose of our Deferred Compensation Plan is to provide our eligible employees with the benefits of an unfunded, non-qualified deferred compensation program.

Under our Deferred Compensation Plan, participants may elect to defer portions of their salary and bonus amounts. The amounts are credited to the participant’s individual account, which is credited with earnings and losses based on the performance of certain investment funds selected by us and elected by the participant. The Company does not make any contributions to our Deferred Compensation Plan.

Participants are vested in their elective deferrals at all times. Vested benefits become payable under our Deferred Compensation Plan (i) upon the participant’s separation from service, (ii) upon the occurrence of a change in control, (iii) upon the participant’s death or disability, or (iv) in connection with a severe financial hardship due to an unforeseen emergency (but in this case amounts payable are limited to the amount necessary to satisfy the emergency plus anticipated taxes). In each case, payment will be made within ninety (90) days following the event triggering the payment unless the participant is determined by our Board to be a specified employee under Section 409A of the Code and the payment trigger is the participant’s separation from service, in which case the payment will be delayed for a period of six (6) months.

Prior to a participant’s attainment of age fifty-five (55), all benefits are paid in lump sum. Benefits paid following the participant’s attainment of age fifty-five (55) may be paid in lump sum or in equal installments not to exceed five (5) years, as elected by the participant in his or her initial election. Payments of amounts under our Deferred Compensation Plan are paid in cash from our general funds and any right to receive payments from us under our Deferred Compensation Plan will be no greater than the right of one of our unsecured creditors.

Our Compensation and Development Committee administers our Deferred Compensation Plan. Our Compensation and Development Committee has the ability to modify or terminate the plan, provided that any modification or termination does not adversely affect the rights of any participant or beneficiary as to amounts under the plan. Our Compensation and Development Committee also has the ability to terminate our Deferred Compensation Plan and accelerate the payments of all vested accounts in connection with certain corporate dissolutions or changes of control, provided that the acceleration is permissible under Section 409A of the Code. Our Deferred Compensation Plan is intended to comply with Section 409A of the Code.

Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers

Except for (i) potential payments under our Deferred Compensation Plan, (ii) the previously discussed vesting of certain options, and (iii) the previously discussed lapsing of restrictions on certain restricted awards, as of July 31, 2014, there were no potential obligations owed to our NEOs or their beneficiaries under existing plans or arrangements, whether written or unwritten, in the event of a change in control or termination of employment, including because of death, disability, or retirement.

The Company has no employment or similar agreements with any NEO with provisions regarding severance or change in control benefits.

Mr. Romeo resigned from his position as an officer with the Company effective October 1, 2013. Mr. Romeo remained with the Company in the role of a consultant through October 3, 2014, at an annual consulting fee of $100,000. One-third of the restricted stock units awarded to Mr. Romeo upon his employment with the Company vested during his employment. The remaining two-thirds of Mr. Romeo’s award will not be realized. Upon his resignation, Mr. Romeo was awarded 6,281 restricted stock units that vest upon the completion of the one year consultancy term.

Our Deferred Compensation Plan provides for payment of the vested deferred amounts upon termination of employment and following a change in control. Under our Deferred Compensation Plan, if a NEO’s employment terminated on July 31, 2014, or if the NEO died or became disabled, the entire vested account balance (reported in the “Aggregate Balance at 7/31/14” column of the Non-Qualified Deferred Compensation table above) would be paid. A change in control would also trigger payment to the NEO.

Certain Relationships and Transactions with Management

The Foundation (as defined above) and Mr. Orthwein own Cash Flow Management, Inc. (“Cash Flow Management”). For Fiscal Year 2014, we paid Cash Flow Management $36,000 to cover certain costs, including office rent and utilities for offices used by Mr. Orthwein. Effective January 1, 2014, the offices of Cash Flow Management were closed for purposes of Thor-related activities. No future charges associated with this office have or will be incurred. We reimbursed Mr. Orthwein $65,000 in Fiscal Year 2014 for certain costs, including office rent and utilities for offices used by Mr. Orthwein.

Our Audit Committee is required to review and approve all related party transactions that are required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. All such related party transactions must also be approved by the disinterested members of our Board if required by Delaware General Corporation Law. Through its review for Fiscal Year 2014 activity, the Audit Committee identified no such transactions other than disclosed above.

Additional Corporate Governance Matters

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require the filing of certain reports by officers, directors, and beneficial owners of more than ten percent (10%) of our securities with the SEC and the NYSE. Specific due dates have been established and we are required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to us, or written representations that no such filings were required, the Company believes that all filing requirements were satisfied by each of our officers, directors, and ten percent (10%) Shareholders during Fiscal Year 2014, except that the following filings were not made on a timely basis: (i) Mr. Martin, an executive officer and director, did not timely file a Form 4 to report two separate transactions; (ii) Mr. Julian, an executive officer, did not timely file a Form 4 to report one transaction; (iii) Mr. Ziemer, a director, did not timely file a Form 4 to report one transaction; and (iv) Mr. Thompson, a director, did not timely file a Form 4 to report one transaction.

Shareholder Proposals

Proposals by Shareholders that are intended to be presented at the 2015 Annual Meeting of Shareholders must be received by the Company on or before July 6, 2015, to be included in the Proxy Statement and form of proxy for the 2015 Annual Meeting of Shareholders.

Notice of a Shareholder proposal for the 2015 Annual Meeting of Shareholders submitted outside the processes of Rule 14a-8 of the Exchange Act which is not received on or before September 4, 2015, will be considered untimely. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements.

Other Matters

Management knows of no other matters that will be presented for consideration at the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

W. Todd Woelfer

Senior Vice President,

General Counsel, and Corporate Secretary

November 3, 2014

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time on December 8, 2014.

Vote by Internet
• Go to www.envisionreports.com/THO or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories, and Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 – J. Allen Kosowsky	☐	☐	02 – Jan H. Suwinski	☐	☐	03 – Wilson Jones	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015.	☐	☐	☐	3.	Say on Pay - Proposal to approve the compensation of our named executive officers (Advisory vote).	☐	☐	☐

Such other business as may properly come before the Meeting or any adjournments or postponements thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Thor Industries, Inc.

ANNUAL MEETING OF SHAREHOLDERS, DECEMBER 9, 2014, at 1:00 p.m. ET

The Cornell Club, 6 East 44th Street, New York, NY

The undersigned shareholder of Thor Industries, Inc. hereby appoints Peter B. Orthwein and W. Todd Woelfer and each of them, with power of substitution and revocation to each, as proxies to appear and vote all shares of Thor Industries, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at The Cornell Club, 6 East 44th Street, New York, NY on December 9, 2014, at 1:00 p.m., local time, and any adjournments or postponements thereof, hereby revoking any proxy heretofore given, notice of which meeting and related proxy statement have been received by the undersigned.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND SHALL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTORS SET FORTH UNDER PROPOSAL #1, AND FOR PROPOSAL #2 AND PROPOSAL #3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.